Exhibit 10.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SOLAE HOLDINGS LLC

DATED AS OF APRIL 1, 2003

i

ii

iii

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Solae Holdings LLC, a Delaware limited liability company, is entered into as of the Effective Time, by and among E.I. du Pont de Nemours and Company, a Delaware corporation, Central Soya Company, Inc., an Indiana corporation and Solae Holdings LLC.  Each of DuPont and Central Soya is identified as a Member on Exhibit A attached hereto and made a part hereof and has caused a counterpart of this Agreement to be executed as a Member pursuant to the provisions of the Act.

WHEREAS, DuPont PTI was converted into the Company upon the execution and filing in the Office of the Secretary of State of the State of Delaware of the Certificate of Conversion on March 28, 2003;

WHEREAS, DuPont, acting as the sole member of the Company, executed and filed in the Office of the Secretary of State for the State of Delaware the Certificate on March 28, 2003;

WHEREAS, DuPont, acting as the sole member of the Company, entered into an Agreement of Limited Liability Company for the Company on March 28, 2003 (the “Original Agreement”);

WHEREAS, DuPont desires to amend and restate the Original Agreement in its entirety as provided in this Agreement to, inter alia, admit Central Soya as a Member of the Company; and

WHEREAS, Central Soya desires to become a Member of the Company and contribute the Contributed Property to the Company in exchange for its initial Membership Interest in the Company pursuant to the Central Soya Contribution Agreement.

NOW THEREFORE, DuPont and Central Soya as the Members of the Company hereby declare this Agreement to be the Amended and Restated Limited Liability Company Agreement of the Company and agree as follows:

Section 1:  The Company

1.1           Definitions.

Capitalized words and phrases used in this Agreement shall have the following meanings:

“Accepting Offerees” shall have the meaning set forth in Section 11.4(c) hereof.

“Accounting Policies” shall have the meaning set forth in Section 6.1(j)(iv) hereof.

“Act” means the Delaware Limited Liability Company Act, 6 Del C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Capital Contributions” means, with respect to each Member, the additional Capital Contributions made to the Company by such Member pursuant to Section 2.3 hereof, which shall be made in cash only, unless otherwise agreed to by the Members.  In the event Membership Interests are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the transferred Membership Interests.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)            Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii)           Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Advisor” shall have the meaning set forth in Section 6.1(c) hereof.

“Affected Member” shall have the meaning set forth in Section 3.3(v) hereof.

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (ii) any officer, director, general partner, member or trustee of such Person or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence; provided, however, that for purposes of this Agreement and the Related Agreements (including, but not limited to, the Covenant Not to Compete), none of Central Soya, Bunge Limited or their transferees shall be deemed to be an Affiliate of DuPont; and provided, further, that in the case of clause (i) with respect to the use of the term Affiliate in Section 11 hereof as it relates to DuPont or Central Soya, DuPont or Bunge Limited (as the case may be) retains, directly or indirectly, economic exposure to no less than seventy percent (70%) of the equity of such Person.  For purposes of this definition, the terms “control”, “controlling”, “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Solae Holdings LLC including all Exhibits and Schedules attached hereto, as amended from time to time.  Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Allocation Year” means (i) the period commencing on the Effective Time and ending on December 31, 2003, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 3 hereof.

“Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy.  A “Voluntary Bankruptcy” means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property or (iii) corporate action taken by such Person to authorize any of the actions set forth above.  An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within ninety (90) days.  This definition shall supersede the events set forth in Section 18-304 of the Act.

“Biotech Alliance Agreement” means that certain Biotechnology Alliance Agreement by and between DuPont and Bunge Limited dated as of April 1, 2003.

“Board of Managers” shall have the meaning set forth in Section 6.1(a) hereof.

“Bunge Limited” means Bunge Limited, a Bermuda corporation and the indirect owner of at least ninety-seven percent (97%) of all of the issued and outstanding capital stock of Central Soya.

“Bunge Limited Guarantee” means the guarantee agreement of Bunge Limited of an even date herewith guaranteeing Central Soya’s performance under this Agreement and the Related Agreements.

“Business” means the current businesses of PTI (immediately prior to the Conversion) and Bunge Limited to be included in the Company relating to operating, managing,

licensing, marketing and/or developing a soy protein ingredients and soy polymers business to manufacture, market and sell, alone or in combination, soy products such as soy protein isolates, soy concentrates, textured soy protein, soy flour, soy lecithin, soy isoflavones and soy meal (but only soy meal produced at those certain existing facilities to be operated by Solae, LLC located at Gibson City, IL and in China (the “Facilities”)),  and high oleic soy oil (but only to the extent required for Solae, LLC to meet its contractual obligations to Environmental Lubricants Manufacturing, Inc., an Iowa corporation), for food ingredients, animal feed from soy meal protein produced at the Facilities, dietary supplements, pharmaceuticals, and soy polymers for various industrial applications (with the exception of packaging applications and printable coatings) and soy protein products and soy polymers for the personal care market in collaboration with DuPont or DuPont’s Affiliates, and any such other lawful business or activity approved by the Members and permissible under the Act.  For the avoidance of doubt, the business of manufacturing, marketing and selling fluid soy milk in North America and soy meal (with the exception of soy meal produced at the Facilities) is excluded from the definition of “Business”.  DuPont and Central Soya acknowledge that Bunge Limited and its Affiliates currently operate oilseed processing and soybean meal and soybean oil businesses that are not part of the Contributed Property, Solae Brasil Holdings or Solae Brasil (the “Excluded Bunge Businesses”), and, except as specifically set forth above for soy meal, the definition of “Business” is not intended to cover the Excluded Bunge Businesses.  DuPont and Central Soya further acknowledge that DuPont and its Affiliates currently operate seed research and production businesses which are not part of the current soy ingredient business of PTI to be included in the Company (the “Excluded DuPont Businesses”) and the definition of “Business” is not intended to cover the Excluded DuPont Businesses.  The Excluded DuPont Businesses shall include all activities related to commodity soybean seed research, production and sales.  For purposes of this definition, commodity soybean seeds are soybean seeds that do not have a trait produced through biotechnology or induced mutagenesis that modifies seed protein, oil, starch or isoflavone content or composition.  Further, DuPont and Central Soya do not intend for this definition of “Business” to preclude (i) either DuPont or Bunge Limited from operating, developing and/or expanding businesses that are not included in this definition of “Business” or from incorporating one or more of the types of products included in the Business into other products not included in the Business, (ii) Bunge Limited and its Affiliates from selling certain grades of lecithins as specified in Schedule 1 attached hereto and made a part hereof, (iii) actions permitted under the Biotech Alliance Agreement and the Research License, (iv) Solae Brasil Holdings or Solae Brasil from operating their businesses and assets during the time period commencing on the date hereof and ending on the earlier of the Closing Date (as defined in the Share Purchase Agreement) or the date that Solae Brasil, Bunge Limited and the Company enter into a toll manufacturing agreement as provided in Section 6.05 of the Share Purchase Agreement (and thereafter as provided in such toll manufacturing agreement) or (v) Bunge or its Affiliates from manufacturing, marketing and selling soybean meal and high oleic soy oil.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York.

“Buy-Out Interest” shall have the meaning set forth in Section 11.4(g) hereof.

“Buy-Out Member” shall have the meaning set forth in Section 11.4(g) hereof.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)            To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member.  The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(ii)           To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company; provided, however, that no debit shall be made under this subsection (C) with respect to the assumption of any liability by the Company in connection with any Member’s initial Capital Contribution pursuant to Section 2.1 hereof or with respect to the assumption of any liability by the Company in connection with the Conversion;

(iii)          In the event a Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest; and

(iv)          In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1 (b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Board of Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 12 hereof upon the dissolution of the Company.  The Board of Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1 (b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Call” shall have the meaning set forth in Section 2.3(b) hereof.

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Membership Interest in the Company held or purchased by such Member, including Additional Capital Contributions.

“Central Soya” means Central Soya Company, Inc, an Indiana corporation and an indirect subsidiary of Bunge Limited.

“Central Soya Adjustment Amount” means any Adjustment Amount as defined in the Central Soya Contribution Agreement.

“Central Soya Breach” means any Breach as defined in the Central Soya Contribution Agreement.

“Central Soya Contribution Agreement” means the Contribution Agreement of even date herewith between Central Soya and the Company pursuant to which Central Soya shall contribute the Contributed Property to the Company in exchange for its initial Membership Interest in the Company.

“Central Soya Excluded Liability” means any Excluded Liability as defined in the Central Soya Contribution Agreement.

“Central Soya Foreign Tax Assessment” means any Foreign Tax Assessment as defined in the Central Soya Contribution Agreement.

“Central Soya Foreign Tax Refund” means any Foreign Tax Refund as defined in the Central Soya Contribution Agreement.

“Central Soya Grace Period Option” shall have the meaning set forth in Section 2.3(c) hereof.

“Central Soya Purchase Option” shall have the meaning set forth in Section 2.3(c) hereof.

“Central Soya Transfer Tax Assessment” means any Transfer Tax Assessment as defined in the Central Soya Contribution Agreement.

“Central Soya US Tax Assessment” means any US Tax Assessment as defined in the Central Soya Contribution Agreement.

“Central Soya US Tax Refund” means any US Tax Refund as defined in the Central Soya Contribution Agreement.

“Certificate” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

“Certificate of Cancellation” means a certificate of cancellation filed in accordance with 6 Del. C. § 18-203.

“Certificate of Conversion” means the certificate of conversion filed in accordance with 6 Del. C. § 18-214 and 8 Del. C. § 266 converting DuPont PTI into the Company.

“Change of Control” means, with respect to any Member, any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any Person (other than an Affiliate of such Member), including a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes that Person, acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the aggregate voting power of all classes of stock, voting securities or other indicia of ownership of such Member or any Person (other than an Affiliate of such Member) that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the aggregate voting power of all classes of stock, voting securities or other indicia of ownership of such Member.

“Change of Control Member” shall have the meaning set forth in Section 11.4(i) hereof.

“Chairman” shall have the meaning set forth in Section 6.1(f) hereof.

“Chief Executive Officer” shall have the meaning set forth in Section 6.1(k)(ii) hereof.

“Chief Financial Officer” shall have the meaning set forth in Section 6.1(k)(iii) hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means Solae Holdings LLC, the limited liability company continued pursuant to this Agreement and the Certificate.

“Company Minimum Gain” shall have the meaning ascribed thereto in Regulations Sections 1.704-2(b)(2) and 1.704-2(i)(2).

“Contributed Property” means the assets and stock contributed by Central Soya to the Company pursuant to the Central Soya Contribution Agreement.

“Conversion” shall have the meaning set forth in Section 1.2 hereof.

“Conveyance Documents” means the Conveyance Documents as defined in the Central Soya Contribution Agreement.

“Covenant Not to Compete” means the Covenant Not to Compete Agreement of an even date herewith entered into by the Company, DuPont and Bunge Limited.

“Damages” means any and all liabilities, obligations, losses, direct damages, penalties, fines, assessments (whether criminal or civil), claims, actions, injuries, suits, judgments, costs, expenses (including, without limitation, reasonable legal fees and expenses and costs of litigation), disbursements or demands whatsoever, howsoever arising.

“Deadlock” shall have the meaning set forth in Section 6.1(k)(i) hereof.

“Deadlock Matter” shall have the meaning set forth in Section 6.1(k)(i) hereof.

“Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above; provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Dissolution Event” shall have the meaning set forth in Section 12.1(a) hereof.

“DuPont” means E.I. du Pont de Nemours and Company, a Delaware corporation, and its successors and permitted assigns.

“DuPont Adjustment Amount” means any Assumed Liability Difference as defined in the DuPont Indemnity Agreement.

“DuPont Breach” means any Breach as defined in the DuPont Indemnity Agreement.

“DuPont Excluded Liability” means any Excluded Liability as defined in the DuPont Indemnity Agreement.

“DuPont Foreign Tax Assessment” means any Foreign Tax Assessment as defined in the DuPont Indemnity Agreement.

“DuPont Foreign Tax Refund” means any Foreign Tax Refund as defined in the DuPont Indemnity Agreement.

“DuPont Indemnity Agreement” means the indemnity agreement by and between DuPont and the Company of an even date herewith pursuant to which DuPont makes certain representations and warranties and agrees to certain indemnification obligations.

“DuPont PTI” means DuPont Protein Technologies International, Inc., a Delaware corporation (the name of Solae Holdings LLC and type of entity that Solae Holdings LLC was prior to the Conversion) and a Wholly Owned Affiliate of DuPont.

“DuPont Purchase Option” shall have the meaning set forth in Section 2.3(d) hereof.

“DuPont Transfer Tax Assessment” means any Transfer Tax Assessment as defined in the DuPont Indemnity Agreement.

“DuPont US Tax Assessment” means any US Tax Assessment as defined in the DuPont Indemnity Agreement.

“DuPont US Tax Refund” means any US Tax Refund as defined in the DuPont Indemnity Agreement.

“Effective Time” means 12:01 A.M. EST on April 1, 2003.

“8th Continent Joint Venture” means 8th Continent, L.L.C., the joint venture between PTI and General Mills, Inc. for the production and sale of soy milk.

“Election Notice” shall have the meaning set forth in Section 11.4(f) hereof.

“Entities” means the term “Entities” as defined in the Central Soya Contribution Agreement and the DuPont Indemnity Agreement and any other direct or indirect subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value as of any time in the then-current market condition, at which the Membership Interest in question would change hands between an unrelated purchaser and seller, each acting at arm’s length and neither under a compulsion to buy or under a compulsion to sell as determined by an independent appraiser unanimously selected by the Board of Managers; provided, however, that in the event the Board of Managers cannot unanimously agree upon an appraiser, each Member shall select an appraiser and such appraisers shall collectively select a third appraiser and such third appraiser shall determine the Fair Market Value in question.

“Finance Loans” means the loans to the Company from DuPont for the Company’s purchase of the Shares and the acquisition of the minority ownership interest in Solae Brasil Holdings which Finance Loans shall be at rates not greater than market rates and on terms reasonable and customary for a similar third party loan.

“Firm Offer” shall have the meaning set forth in Section 11.4(a) hereof.

“Fiscal Quarter” means (i) the period commencing on the Effective Time and ending on June 30, 2003, (ii) any subsequent three-month period commencing on each of July 1, October 1, January 1 and April 1 and ending on the last date before the next such date and (iii) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all Property is distributed to the Members pursuant to Section 12 hereof.

“Fiscal Year” means (i) the period commencing on the Effective Time and ending on December 31, 2003, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31 and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Section 12 hereof.

“Forced Sale Offer” shall have the meaning set forth in Section 11.4(h) hereto.

“Forced Sale Period” shall have the meaning set forth in Section 11.4(h) hereto.

“GAAP” means generally accepted accounting principles established by the Financial Accounting Standards Board which govern the public financial reporting of United States corporations in effect in the United States of America from time to time.

“GCL” means the General Corporation Law of the State of Delaware, as amended.

“Grace Period” shall have the meaning set forth in Section 2.3(c) hereof.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as determined by the contributing Member and the Board of Managers provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 hereof shall be as set forth in such section;

(ii)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values unreduced by any liabilities secured by such assets (taking Code Section 7701 (g) into account), as determined by the Board of Managers as of the following times: (A) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution other than acquisitions of additional Interests pursuant to the exercise by DuPont of the DuPont Purchase Option or the exercise by Central Soya of the Central Soya Purchase Option or the Central Soya Grace Period Option; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an Interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board of Managers reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)          The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the fair market value unreduced by any liabilities secured by such assets (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Managers; and

(iv)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Initial Period” means the time period commencing on the Effective Time and ending at 12:01 a.m. Eastern Standard time on the day immediately following the date of the third anniversary of the Effective Time.

“Involuntary Bankruptcy” shall have the meaning set forth in the definition of Bankruptcy.

“Issuance Items” shall have the meaning set forth in Section 3.3(i) hereof.

“License Agreement” means that certain License Agreement by and between DuPont and the Company dated as of April 1, 2003, pursuant to which DuPont licenses the name “Solae” to the Company and the Company has the right to sublicense the use of the name “Solae” to its subsidiaries

“Liquidation Period” shall have the meaning set forth in Section 12.7 hereof.

“Liquidator” shall have the meaning set forth in Section 12.9(a) hereof.

“Losses” shall have the meaning set forth in the definition of “Profits” and “Losses.”

“Make-Whole Expense” is defined in Section 3.3(u).

“Make-Whole Period” is defined in Section 3.3(u).

“Manager” means any of the individuals appointed by the Members to serve and vote on the Board of Managers and “Managers” means all of such individuals.

“Member” means any Person (i) who is referred to as such on Exhibit A attached hereto and made a part hereof, or who has become a substituted Member pursuant to the terms of this Agreement and (ii) who has not ceased to be a Member.  “Members” means all such Persons.

“Member Nonrecourse Debt” shall have the same meaning as the term “Member nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “Member nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Membership Interest” or “Interest” means a Member’s entire ownership interest in the Company, its Percentage Interest, and the rights related thereto, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Act.

“Net Cash Flow” means all cash, revenues, and funds received by the Company, including Capital Contributions, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; (iii) such reserves as the Board of Managers deems reasonably necessary to the proper operation of the Company’s business; and (iv) such reserves as the Board of Managers reasonably deems necessary for the Company’s capital requirements, all as determined by the Board of Managers.

“Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Non-Transferring Members” shall have the meaning set forth in Section 11.4(f) hereof.

“Offer Notice” shall have the meaning set forth in Section 11.4(a) hereof.

“Offer Period” shall have the meaning set forth in Section 11.4(b) hereof.

“Offer Price” shall have the meaning set forth in Section 11.4(a) hereof

“Offered Membership Interest” shall have the meaning set forth in Section 11.4 hereof.

“Offerees” shall have the meaning set forth in Section 11.4(a) hereof

“Officers” shall have the meaning set forth in Section 6.1(k) hereof.

“Operating Cash Flow” means the Net Cash Flow of the Company from operations for a taxable year in an amount equal to the taxable income or loss of the Company arising in the ordinary course of the Company’s business and investment activities, increased by tax exempt interest, depreciation, amortization, cost recovery allowances and other noncash charges deducted in determining such taxable income and decreased by:

(a)           Principal payments made on any Company indebtedness,

(b)          Property replacement or contingency reserves actually established by the Company,

(c)           Capital expenditures when made other than from reserves or from borrowings the proceeds of which are not included in operating cash flow, and

(d)                                 Any other cash expenditures (including preferred returns) not deducted in determining such taxable income or loss.

“Original Agreement” shall have the meaning set forth in the recitals hereof.

“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the total Capital Account of such Member as of such date to the aggregate Capital Account of all Members as of such date rounded to the nearest ..01%.  The Percentage Interest of each Member immediately after the Effective Time is set forth in Section 2.1 hereof.

“Permitted Transfer” shall have the meaning set forth in Section 11.2 hereof.

“Person” means any individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a governmental or any political subdivision or agency thereof.

“Proceeding” shall have the meaning set forth in Section 7.3(a) hereof.

“Procurement Agreement” means that certain Procurement Agreement of an even date herewith by and between Bunge Limited and the Company.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross

Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-2(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)         Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Prohibited Transferees” shall have the meaning set forth in Section 11.2 hereof.

“Property” means all real and personal property acquired by, or contributed to, the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Protected Party” shall have the meaning set forth in Section 7.1 hereof.

“PTI” means Protein Technologies International, Inc., a Delaware corporation (the name of Solae, LLC and type of entity that Solae, LLC was prior to PTI’s conversion pursuant to the provisions of Section 266 of the GCL and Section 18-214 of the Act) and a Wholly Owned Affiliate of DuPont PTI.

“PTI Assets” means the assets owned by PTI as described in the DuPont Indemnity Agreement.

“Purchase Request” shall have the meaning set forth in Section 11.4(g) hereof.

“Purchaser” shall have the meaning set forth in Section 11.4(a) hereof.

“Reconstitution Period” shall have the meaning set forth in Section 12.1(b) hereof.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” shall have the meaning set forth in Section 3.4 hereof.

“Related Agreements” means the Share Purchase Agreement, the Conveyance Documents, the Central Soya Contribution Agreement, the Covenant Not to Compete, the Bunge Limited Guarantee, the DuPont Indemnity Agreement, any operating agreement with respect to facilities located in Bellevue, Ohio, any agreement for the supply of raw materials by and between the Company and one or more of the Members or their Affiliates, the Biotech Alliance Agreement, the License Agreement, the Finance Loans, the Research License, the Revolving Loan, the Term Sheets, the Procurement Agreement and any material service level agreement by and between the Company and one or more of the Members or their Affiliates.

“Research License” means that certain Research License Agreement by and between DuPont and the Company dated as of April 1, 2003.

“Restructured Board” shall have the meaning set forth in Section 11.10 hereof.

“Revolving Loan” means the loan made from DuPont to the Company under that Revolving Credit Agreement dated as of April 1, 2003 in a principal amount equal to $25,000,000 United States Dollars granted from DuPont to the Company at the Effective Time; of which $15,000,000 United States Dollars is drawn as of the Effective Time.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC Requirements” means the applicable regulations, rules and requirements promulgated by the United States Securities Exchange Commission.

“Seller” shall have the meaning set forth in Section 11.4 hereof.

“Services” means any business services generally provided by any Member or its Affiliates.

“Share Purchase Agreement” means that certain Share Purchase Agreement entered into on or about the Effective Time and pursuant to which Bunge Limited shall sell to the Company, and the Company shall purchase from Bunge Limited, the Shares for a purchase price of US $255,790,302.

“Shares” means, at the Closing (as defined in the Share Purchase Agreement) 677,563,283 ordinary shares representing approximately eighty-two point twenty-three percent (82.23%) of all of the issued and outstanding capital stock of Solae Brasil Holdings to be purchased by the Company from Bunge Limited pursuant to the Share Purchase Agreement as more particularly described in the Share Purchase Agreement.

“Solae Brasil” means Solae do Brasil Ind. Com. Alimentos Ltda., a Brazilian corporation and, at the Closing Date (as defined in the Share Purchase Agreement), a Wholly Owned Affiliate of Solae Brasil Holdings.

“Solae Brasil Holdings” means Solae do Brasil Holdings S.A., a to-be formed Brazilian corporation that will be a subsidiary of Bunge Limited and that will own one hundred percent (100%) of Solae Brasil.

“Solae, LLC” means Solae, LLC a Delaware limited liability company resulting from the conversion of PTI pursuant to the provisions of Section 266 of the GCL and Section 18-214 of the Act and a Wholly Owned Affiliate of the Company.

“Term Sheets” means those certain Term Sheets entered into by Solae, LLC and Central Soya or its Affiliate on an even date herewith relating to the operation of the Company’s or its subsidiaries’ facilities.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

“Transferring Member” shall have the meaning set forth in Section 11.4(f) hereof.

“Voluntary Bankruptcy” shall have the meaning set forth in the definition of “Bankruptcy.”

“Wholly Owned Affiliate” of any Person means an Affiliate of such Person (i) one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate to such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clause (i) or clause (ii).

1.2           Formation.

The Company is the resulting limited liability company from the conversion of DuPont PTI into the Company (the “Conversion”) pursuant to the provisions of Section 266 of the GCL and Section 18-214 of the Act and the filing of the Certificate of Conversion and the Certificate in the Office of the Secretary of State of the State of Delaware on March 28, 2003.  The Members hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.  The fact that the Certificate is on file in the office of the Secretary of State, State of Delaware, shall constitute notice that the Company is a limited liability company.  At the Effective Time, Central Soya shall be admitted as a Member of the Company.  The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Agreement.

1.3           Name

The name of the Company shall continue to be Solae Holdings LLC and all business of the Company shall continue to be conducted in such name.  The Board of Managers (by unanimous consent) may change the name of the Company upon ten (10) Business Days notice to the Members.

1.4           Purpose; Powers.

(a)           The purposes of the Company are (i) to own and direct the operation of the Business, (ii) to enter into and perform the Company’s obligations under the Related Agreements, (iii) to own the stock and interests, as the case may be, in the Company’s subsidiaries and to direct the operation of the Company’s subsidiaries, (iv) to engage in such additional activities as the Members may approve and (v) to engage in any and all activities related or incidental to the purposes set forth in clauses (i) through (iv) of this Section 1.4(a).  The purposes of the Company’s subsidiaries (including, but not limited to, Solae, LLC) shall be limited to the purposes of the Company as set forth in this Section 1.4(a).

(b)           The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.4(a) hereof and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Managers pursuant to Section 6 hereof.

(c)           The Members covenant and agree that they shall not cause the Company in its capacity as the sole member of Solae, LLC or the Entities to cause Solae, LLC or the Entities, as the case may be, to take any actions which would require the consent of the Board of Managers or Members if such actions were to be taken by the Company without first obtaining the same approval of the Board of Managers or the Members, as the case may be, that would have been required if the Company had taken such action.

1.5           Registered Office.

The registered office of the Company in the State of Delaware is initially located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.6           Term.

The term of the Company commenced on October 1, 1997, being the date the certificate of incorporation of DuPont PTI was filed in the Office of the Secretary of State of the

State of Delaware in accordance with the GCL and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Section 12 hereof.

1.7           Filings; Agent for Service of Process.

(a)           The Board of Managers shall take or cause to be taken any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

(i)            a change in the Company name;

(ii)           a correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

(iii)          a change in the time for dissolution of the Company as stated in the Certificate and/or in this Agreement.

(b)           The Board of Managers shall execute (or cause to be executed) and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c)           The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or any successor as appointed by the Board of Managers in accordance with the Act.

(d)           Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Section 12, the Board of Managers shall promptly execute (or cause to be executed) and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Board of Managers deems such filing necessary or advisable.

1.8           Title to Property.

All Property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Property in its individual name, and each Member’s Interest in the Company shall be personal property for all purposes.  At all times after the Effective Time, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

1.9           Payments of Individual Obligations.

The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

1.10         Independent Activities; Transactions with Affiliates.

(a)           Each Manager shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that such Manager may deem appropriate in his, her or its discretion.

(b)           Each Member shall comply, and shall cause its Affiliates to comply, with the terms and conditions of the Covenant Not to Compete.

(c)           The Company is authorized to purchase Services from any Member acting on its own behalf, or any Affiliate of any Member, at a price equal to the cost of such Services plus a reasonable profit margin not to exceed five percent  (5%); provided, however, that in no event shall any Member or its Affiliates charge the Company an amount for such Services that exceeds the amount such Member or its Affiliates charges for such Services to unaffiliated third parties.  Notwithstanding anything to the contrary set forth in this Section 1.10(c), the Company is hereby authorized to enter into the Related Agreements and the provisions of this Section 1.10(c) shall not apply to the Finance Loans, the License Agreement, the Research License or the Revolving Loan.  Each of DuPont and Central Soya shall provide or cause to be provided to the Company those Services set forth in Schedule 2 attached hereto and made a part hereof at a price for such Services to be agreed upon by the Company and the applicable provider for a period commencing on the Effective Time and ending April 30, 2003 or such earlier time as definitive agreements related to such Services have been entered into by the Company and the relevant service provider.

Section 2:  Members’ Capital Contributions

2.1           Initial Capital Contributions.

The name, address, initial Capital Contribution, and initial Percentage Interest of each of the Members is as follows:

Names and Addresses	Initial Capital Contribution	Initial Percentage Interest

E. I. du Pont de Nemours and Company 1007 Market Street Wilmington, DE 19898 United States of America	The PTI Assets described in the DuPont Indemnity Agreement with an agreed upon Gross Asset Value equal to U.S. $1,510,000,000.	71.94%

Attention: Vice President and General Manager, DuPont Nutrition & Health Facsimile: (302) 999-5480

Central Soya Company, Inc. c/o Bunge Management Services, Inc. 50 Main St. 6th Floor White Plains, NY 10606 United States of America Attention: Andrew J. Burke Facsimile: (914) 684-3417	The Contributed Property described in the Central Soya Contribution Agreement with an agreed upon Gross Asset Value equal to U.S. $589,000,000.	28.06%

2.2           Central Soya Contribution Agreement/DuPont Indemnity Agreement.

The contributions made by Central Soya pursuant to Section 2.1 hereof shall be subject to the terms and provisions of the Central Soya Contribution Agreement.  Simultaneously with the execution of this Agreement, the Company shall enter into the Central Soya Contribution Agreement, and any agreement referred to therein, without requirement of any further act, approval, or vote of any other Person and such agreements shall be deemed to satisfy all requirements of this Agreement.  Simultaneously with the execution of this Agreement, the Company shall enter into the DuPont Indemnity Agreement without requirement of any further act, approval, or vote of any other Person and such agreements shall be deemed to satisfy all requirements of this Agreement.  At the Effective Time, DuPont and the Company shall enter into the License Agreement which shall grant to the Company a royalty free license for the Company’s use of the name “Solae” and which shall allow the Company to sublicense the right to use the name “Solae” to its subsidiaries.  At the time DuPont has obtained the registrations for the trademark “Solae” from the US Patent and Trademark Office, DuPont shall transfer such trademark to the Company pursuant to an agreement on terms mutually agreeable to the Company and DuPont for nominal consideration.  For the avoidance of doubt, the parties agree that the value of such trademark has already been included in the valuations set forth in Section 2.1 above and as a result DuPont shall not be entitled to any increase in its Capital Account as a result of such contribution.

2.3           Additional Capital Contributions.

(a)           Except as otherwise provided in this Section 2.3, Section 3.3 or pursuant to a Capital Call, the Members may make Additional Capital Contributions only with the written consent of the Members.

(b)           The Board of Managers may call for Additional Capital Contributions from the Members in an amount proportional to the Members’ relative Percentage Interests (a “Capital Call”).  Written notice of a Capital Call shall be mailed to each of the Members and each of the Members shall make the Capital Call specified in such notice within thirty (30) days following such Member’s receipt of such notice.  In the event any Member fails to make all or any portion of its Additional Capital Contributions with respect to a Capital Call, the other Members may make Additional Capital Contributions for their own account in an amount not to exceed such Member’s shortfall in making such Additional Capital Contributions within fifteen (15) days following such failure.  Notwithstanding anything contained herein to the contrary, during the Initial Period and the Grace Period, no payment received by the Company from a Member pursuant to any Capital Call shall be applied by the Company to the principal balances on the Finance Loans unless otherwise consented to by the Members.

(c)           During the Initial Period and subject to the limitations of this clause (c), Central Soya or its designated Affiliate shall have the right, upon irrevocable written notice to the Members and the Company, to make Additional Capital Contributions in addition to those contemplated in (b) above in such amounts as Central Soya shall determine (the “Central Soya Purchase Option”) and may, upon prior written notice to the Members and the Company elect to defer payment of such Additional Capital Contribution for a period not to exceed ninety (90) days; provided, however, that (i) neither Central Soya’s Capital Account nor Percentage Interest shall reflect such Additional Capital Contribution until such payment is actually made and (ii) Central Soya shall not, without the prior written consent of the Members, be permitted to make Additional Capital Contributions to the extent such Additional Capital Contributions will result in Central Soya’s Percentage Interest in the Company exceeding forty percent (40%); and provided further, that Central Soya may exercise the Central Soya Purchase Option only on each December 31 during the Initial Period.  Any Additional Capital Contributions contributed by Central Soya pursuant to the Central Soya Purchase Option shall be calculated upon the Capital Accounts of the Members at the applicable December 31, subject to the forty percent (40%) cap provided above, and shall be applied by the Company, unless otherwise determined by the Board of Managers, to the principal balances on the Finance Loans to the extent such balances exist at the time such Additional Capital Contributions are made.  If at the time of payment, the payment of Central Soya’s Additional Capital Contribution pursuant to the Central Soya Purchase Option results in Central Soya’s Percentage Interest exceeding forty percent (40%), the Company shall make a distribution to Central Soya to the extent necessary to make Central Soya’s Percentage Interest in the Company equal to forty percent (40%).  Notwithstanding the foregoing, if at the end of the Initial Period Central Soya has not made sufficient Additional Capital Contributions to increase its Percentage Interest to forty percent (40%), Central Soya may, within three (3) Business Days following its receipt from the Company of the determination of the Capital Accounts of the Members at April 1, 2006 (the “Grace Period”), make an Additional Capital Contribution calculated upon the Capital Accounts of the Members at April 1, 2006 (the “Central Soya Grace Period Option”), subject to the forty percent (40%) cap provided above and may, upon written notice to the Members and the Company during the Grace Period, elect to defer payment of such Additional Capital Contribution for a period not to exceed one hundred eighty (180) days; provided, however, that neither Central Soya’s Capital Account nor Percentage Interest shall reflect such Additional Capital Contribution until such payment is actually made.  If at the time of payment, the payment of Central Soya’s Additional Capital Contribution pursuant to the Central Soya Grace Period Option results in Central Soya’s Percentage Interest exceeding forty percent (40%), the Company shall make a distribution to Central Soya to the extent necessary to make Central Soya’s Percentage Interest in the Company equal to forty percent (40%).

(d)           In the event Central Soya does not, within the time periods set forth in clause (c), make Additional Capital Contributions in respect of the Central Soya Purchase Option and the Central Soya Grace Period Option in an aggregate amount of at least Three Hundred Million Dollars ($300,000,000), DuPont may make an Additional Capital Contribution (the “DuPont Purchase Option”) upon written notice to the other Members and the Company within thirty (30) Business Days in an amount equal to the difference between Three Hundred Million Dollars ($300,000,000) and the amount of the Additional Capital Contributions made by Central Soya in respect of the Central Soya Purchase Option and the Central Soya Grace Period Option and thus increase its Percentage Interest.  DuPont may elect to defer payment of such DuPont Purchase Option for a period not to exceed one hundred eighty (180) days; provided, however, that neither DuPont’s Capital Account nor Percentage Interest shall reflect such Additional Capital Contribution until such payment is actually made.

Section 3:  Allocations

3.1           Profits.

After giving effect to the special allocations set forth in Sections 3.3 and 3.4, Profits for any Allocation Year shall be allocated to the Members in proportion to their respective Percentage Interests.

3.2           Losses.

After giving effect to the special allocations set forth in Sections 3.3 and 3.4 and subject to Section 3.5, Losses for any Allocation Year shall be allocated to the Members in proportion to their respective Percentage Interests.

3.3           Special Allocations.

The Following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with sections 1.704-2(f) (6) and 1.704-2(j)(2) of the Regulations.  This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i) (5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) (4) and 1.704-2(j) (2) of the Regulations.  This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) (4) of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in this Agreement.

(d)           Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in this Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f)            Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) (1).

(g)           Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1 (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)           Allocations Relating to Taxable Issuance of Company Membership Interests.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Membership Interests by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(i)            Allocations Relating to the Excluded Central Soya Liabilities.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any Damages arising out of or relating to any Excluded Central Soya Liability, the amount of actual Damages suffered or incurred by the Company or any Wholly Owned Affiliate of the Company shall be specially allocated as an expense or a loss to Central Soya.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Damages arising out of or relating to any Excluded Central Soya Liability, an amount equal to the actual amount of Damages suffered or incurred by such Person times Central Soya’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to Central Soya.

(j)            Allocations Relating to the Excluded DuPont Liabilities.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any Damages arising out of or relating to any Excluded DuPont Liability, the amount of actual Damages suffered or incurred by the Company or any Wholly Owned Affiliate of the Company shall be specially allocated as an expense or a loss to DuPont.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Damages arising out of or relating to any Excluded DuPont Liability, an amount equal to the actual amount of Damages suffered or incurred by such Person times the Company’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to DuPont.

(k)           Allocations Relating to a Central Soya Breach.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any Damages arising out of or relating to any Central Soya Breach, the amount of actual

Damages suffered or incurred by the Company or any Wholly Owned Affiliate shall be specially allocated as an expense or a loss to Central Soya.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Damages arising out of or relating to any Central Soya Breach, an amount equal to the actual amount of Damages suffered or incurred by such Person times Central Soya’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to Central Soya.

(l)            Allocations Relating to a DuPont Breach.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any Damages arising out of or relating to any DuPont Breach, the amount of actual Damages suffered or incurred by the Company or any Wholly Owned Affiliate shall be specially allocated as an expense or a loss to DuPont.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Damages arising out of or relating to any DuPont Breach, an amount equal to the actual amount of Damages suffered or incurred by such Person times the Company’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to DuPont.

(m)          Allocations Relating to a Central Soya US Tax Assessment or Transfer Tax Assessment.   If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any Central Soya US Tax Assessment, the amount of such Central Soya US Tax Assessment shall be specially allocated to Central Soya. If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Central Soya US Tax Assessment, an amount equal to the actual amount of such Central Soya US Tax Assessment suffered or incurred by such Person times Central Soya’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to Central Soya.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any Central Soya Transfer Tax Assessment, the amount of such Central Soya Transfer Tax Assessment shall be specially allocated to Central Soya. If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Central Soya Transfer Tax Assessment, an amount equal to the actual amount of such Central Soya Transfer Tax Assessment suffered or incurred by such Person times Central Soya’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to Central Soya.

(n)           Allocations Relating to a DuPont US Tax Assessment or Transfer Tax Assessment.   If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any DuPont US Tax Assessment, the amount of such DuPont US Tax Assessment shall be specially allocated to DuPont. If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any DuPont US Tax Assessment, an amount equal to the actual amount of such DuPont US Tax Assessment suffered or incurred by such Person times the Company’s direct or indirect ownership percentage of such Person (as of the Effective Time) shall be specially allocated as an expense or a loss to DuPont.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any DuPont Transfer Tax

Assessment, the amount of such DuPont Transfer Tax Assessment shall be specially allocated to DuPont.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any DuPont Transfer Tax Assessment, an amount equal to the actual amount of such DuPont Transfer Tax Assessment suffered or incurred by such Person times the Company’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to DuPont.

(o)           Allocations Relating to a Central Soya Foreign Tax Assessment.   If the Company or any Wholly Owned Affiliate of the Company (as of Effective Time) incurs or suffers any Central Soya Foreign Tax Assessment, an amount equal to the actual amount of such Central Soya Foreign Tax Assessment divided by (1-R), where R equals the then-current applicable US federal tax rate (as a decimal) plus .02, shall be specially allocated as an expense or a loss to Central Soya.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Central Soya Foreign Tax Assessment, an amount equal to the amount that would be specially allocated pursuant to the first sentence of this Section 3.3(o) times Central Soya’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to Central Soya.

(p)           Allocations Relating to a DuPont Foreign Tax Assessment.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any DuPont Foreign Tax Assessment, an amount equal to the actual amount of such DuPont Foreign Tax Assessment divided by (1-R), where R equals the then-current applicable US federal tax rate (as a decimal) plus ..02, shall be specially allocated as an expense or a loss to DuPont.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any DuPont Foreign Tax Assessment, an amount equal to the amount that would be specially allocated pursuant to the first sentence of this Section 3.3(o) times the Company’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to DuPont.

(q)           Allocations Relating to Brazil Taxes.  If the Company incurs a Brazilian tax on the sale of the Shares of Solae Brasil Holdings (or any successor to Solae Brasil Holdings) to a Person other than a Member (or an Affiliate of a Member) and there is a Brazilian tax imposed on such sale that exceeds the amount of Brazilian tax that would have been imposed had Bunge Limited transferred the Shares to the Company in a manner that would have resulted in a Brazilian tax basis to the Company in the Shares equal to the purchase price of the Shares, the excess amount of Brazilian tax as determined by the difference between the Brazilian Central Banks Foreign Capital Registry for Solae Brasil Holdings as of the Closing and $255,790,302 shall be specially allocated as an expense or a loss directly to Central Soya; provided, however that if such a proposed sale or sales would trigger a special allocation to Central Soya as provided in this Section 3.3(q) in excess of $500,000 individually or in the aggregate, such proposed sale shall not be entered into or consummated without the prior written consent of Central Soya.

(r)            Allocations relating to a Central Soya Adjustment Amount.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time)

incurs or suffers any Damages arising out of or relating to any Central Soya Adjustment Amount, the amount of actual Damages suffered or incurred by the Company or any Wholly Owned Affiliate shall be specially allocated as an expense or a loss to Central Soya.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Damages arising out of or relating to any Central Soya Adjustment Amount, an amount equal to the actual amount of Damages suffered or incurred by such Person times Central Soya’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to Central Soya.

(s)           Allocations relating to a DuPont Adjustment Amount.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) incurs or suffers any Damages arising out of or relating to any DuPont Adjustment Amount, the amount of actual Damages suffered or incurred by the Company or any Wholly Owned Affiliate shall be specially allocated as an expense or a loss to DuPont.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, incurs or suffers any Damages arising out of or relating to any DuPont Adjustment Amount, an amount equal to the actual amount of Damages suffered or incurred by such Person times the Company’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as an expense or a loss to DuPont.

(t)            Allocations Relating to the PTI Pension Plan.  To the extent that the termination liability incurred by the Company or Solae, LLC with respect to the “Protein Technologies International Retirement Plan” exceeds the value of the pension trust assets contained in such plan as of the Effective Time, and, subject to Applicable Law, unless DuPont funds such shortfall within sixty (60) days of the determination of same by making a contribution directly to such pension plan, the amount of such excess shall be specially allocated as an expense or a loss to DuPont.

(u)           Allocations Relating to Solae Brasil Holdings.  For that period of time commencing on the date that the Company has paid the Purchase Price under the Share Purchase Agreement, paid the Tender Offer Price (as defined in the Share Purchase Agreement) to the holders of all of the shares tendered in the Tender Offer and paid the Consideration (as defined in the Procurement Agreement) under the Procurement Agreement (the “Make-Whole Period”), an amount equal to the amount that Solae Brasil Holdings is required to distribute to the holders of the minority ownership interest in Solae Brasil Holdings and not to the Company during the Make-Whole Period divided by (1-R), where R equals the then-current applicable US federal tax rate (as a decimal) plus .02, shall be specially allocated as an expense or a loss to Central Soya (the “Make-Whole Expense”); provided, however, that during such period, the Company shall not cause Solae Brasil Holdings to issue a dividend in an aggregate amount in excess of the net cash flow of Solae Brasil.  If the Company is not able to acquire one hundred percent (100%) of the capital stock of Solae Brasil Holdings by the end of the Purchase Period (as defined in the Share Purchase Agreement), and the Company incurs or suffers any Damages (other than the Make-Whole Expense and other than Damages resulting from the negligent acts or omissions of the Company and its Affiliates) arising out of or relating to the fact that the Company does not own one hundred percent (100%) of the issued and outstanding capital stock of Solae Brasil Holdings, the amount of actual Damages (other than the Make-Whole Expense and other than Damages resulting from the negligent acts or omissions of the Company and its Affiliates) suffered or incurred by the Company or any Wholly Owned Affiliate shall be specially allocated as an expense or a loss to Central Soya.

(v)           Effect of Certain Expense or Loss Special Allocations.  Upon the occurrence of any special allocation as described in Sections 3.3(i) through (u) above, the Company shall notify the Member whose Capital Account is affected by such special allocation (the “Affected Member”) in writing of such special allocation within thirty (30) days of its occurrence.  Within five (5) days following the Affected Member’s receipt of such notice, the Affected Member shall notify the Company of any dispute it may have with respect to such special allocation and the dispute shall be submitted to the Board of Managers for resolution.  If the Board of Managers is unable to unanimously agree upon a resolution to such dispute within fifteen (15) days following its submission, the dispute shall be submitted for resolution to a nationally recognized independent accounting firm that is not the principle auditor of any of the Members that is unanimously chosen by the Board of Managers, whose resolution shall be final and binding on the parties.  If the Board of Managers is unable to unanimously agree upon such an accounting firm, DuPont and Central Soya shall each select such an accounting firm and such accounting firms shall select a third nationally recognized independent accounting firm, that is not the principle auditor of any of the Members, to resolve the dispute.  The fees of such accounting firms shall be borne by the Members in an inverse proportion as they may prevail on the disputes resolved by such accounting firms. Within thirty (30) days following the final determination of the special allocation as provided in this Section 3.3(v), the Affected Member shall make an Additional Capital Contribution in cash equal to the amount of such special allocation; provided, however, that for purposes of calculating the Affected Member’s Percentage Interest during the period beginning on the date of such special allocation and ending upon the earlier to occur of (i) the Affected Member’s Additional Capital Contribution as provided in this Section 3.3(v) or (ii) the expiration of the thirty (30) day period following the Affected Member’s receipt of written notice of such special allocation, the Affected Member’s Additional Capital Contribution as provided in this Section 3.3(v) shall be deemed to have been made on the date of such special allocation.

(w)          Allocations Relating to a Central Soya US Tax Refund.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) receives a Central Soya US Tax Refund, the amount of such Central Soya US Tax Refund shall be specially allocated as income to Central Soya.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, receives any Central Soya US Tax Refund, an amount equal to the actual amount of such Central Soya US Tax Refund received by such Person times Central Soya’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as income to Central Soya.

(x)            Allocations Relating to a DuPont US Tax Refund.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) receives a DuPont US Tax Refund, the amount of such DuPont US Tax Refund shall be specially allocated as income to DuPont.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, receives any DuPont US Tax Refund, an amount equal to the actual amount of such DuPont US Tax Refund received by such Person times the

Company’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as income to DuPont.

(y)           Allocations Relating to a Central Soya Foreign Tax Refund.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) receives any Central Soya Foreign Tax Refund, an amount equal to the actual amount of such Central Soya Foreign Tax Refund divided by (1-R), where R equals the then-current applicable US federal tax rate (as a decimal) plus .02, shall be specially allocated as income to Central Soya.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, receives any Central Soya Foreign Tax Refund, an amount equal to the amount that would be specially allocated pursuant to the first sentence of this Section 3.3(y) times Central Soya’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as income to Central Soya.

(z)            Allocations Relating to a DuPont Foreign Tax Refund.  If the Company or any Wholly Owned Affiliate of the Company (determined as of the Effective Time) receives any DuPont Foreign Tax Refund, an amount equal to the actual amount of such DuPont Foreign Tax Refund divided by (1-R), where R equals the then-current applicable US federal tax rate (as a decimal) plus .02, shall be specially allocated as income to DuPont.  If any Person directly or indirectly owned by the Company, other than a Wholly Owned Affiliate of the Company, receives any DuPont Foreign Tax Refund, an amount equal to the amount that would be specially allocated pursuant to the first sentence of this Section 3.3(z) times the Company’s direct or indirect ownership percentage of such Person (as of the Effective Time), shall be specially allocated as income to DuPont.

(aa)         Effect of Certain Income Special Allocations.  Upon the occurrence of any special allocation as described in Sections 3.3(w) through (z) above, the Company shall notify the Members in writing of such special allocation within thirty (30) days of its occurrence.  Within five (5) days following the Members’ receipt of such notice, the Members shall notify the Company of any dispute they may have with respect to such special allocation and the dispute shall be submitted to the Board of Managers for resolution.  If the Board of Managers is unable to unanimously agree upon a resolution to such dispute within fifteen (15) days following its submission, the dispute shall be submitted for resolution to a nationally recognized independent accounting firm that is not the principle auditor of any of the Members that is unanimously chosen by the Board of Managers, whose resolution shall be final and binding on the parties.  If the Board of Managers is unable to unanimously agree upon such an accounting firm, DuPont and Central Soya shall each select such an accounting firm and such accounting firms shall select a third nationally recognized independent accounting firm, that is not the principle auditor of any of the Members, to resolve the dispute.  The fees of such accounting firms shall be borne by the Members in an inverse proportion as they may prevail on the disputes resolved by such accounting firms.  Within thirty (30) days following the final determination of the special allocation as provided in this Section 3.3(aa), the Company shall make a cash distribution in an amount equal to the amount of such special allocation to the Member whose Capital Account is affected by such special allocation (the “Affected Member”); provided, however, that for purposes of calculating the Affected Member’s Percentage Interest during the period beginning on the date of such special allocation and ending upon the cash distribution as provided in this Section 3.3(aa), the distribution as provided in this Section 3.3(aa) shall be deemed to have been made on the date of such special allocation.

(bb)         Special Income Allocation.  At the end of each calendar quarter, a special allocation of income shall be allocated to DuPont in an amount equal to the sum of (i) the average daily outstanding principal balances during that quarter of the Finance Loans outstanding times the difference obtained by subtracting the rates for the Finance Loans for that quarter from a rate established by an independent financial institution as consented to by DuPont and Central Soya (which consent shall not be unreasonably withheld) divided by 360 and times the actual number of days in the quarter and (ii) the average daily outstanding principal balance of the Revolving Loan during the quarter times the difference obtained by subtracting the rate for the Revolving Loan for that quarter from a rate established by an independent financial institution as consented to by DuPont and Central Soya (which consent shall not be unreasonably withheld) divided by 360 and times the actual number of days in the quarter.  The amounts so allocated pursuant to the preceding sentence shall be distributed to DuPont no later than five (5) business days following the end of the quarter.  Notwithstanding the foregoing, for purposes of determining DuPont’s Capital Account, the foregoing distribution shall be deemed to have been made at the time the special allocation was made pursuant to this Section 3.3(bb).  The Members hereby acknowledge and agree that the clauses of this Section 3.3(bb) shall also apply to any other loans from DuPont to the Company, unless the Members otherwise agree.

(cc)         No Allocations.  Notwithstanding anything in this Agreement to the contrary, no allocations shall be made to the Capital Accounts of DuPont or Central Soya for any amounts contributed or distributed to DuPont or Central Soya, as the case may be, as a result of Section 3.03 of the Central Soya Contribution Agreement or Section 3.03 of the DuPont Indemnity Agreement, as the case may be.

(dd)         To the extent any allocation made under this section 3.3 may be more properly classified for income tax purposes as having occurred at the Member level, the characterization of such allocation as an item of “income”, “expense”, or  “loss” of the Company shall not necessarily control the characterization of such item for income tax purposes.

3.4           Curative Allocations.

The allocations set forth in Sections 3.3(a) through (g) and 3.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Board of Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(h).

3.5           Loss Limitation.

Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section 3.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1 (b)(2)(ii)(d) of the Regulations.

3.6           Other Allocation Rules.

(a)           For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily basis pro-rata to Allocation Year pursuant to Code Section 706 and the Regulations thereunder.

(b)           The Members are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

(c)           Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a) (3), the Members’ interests in Company profits are in proportion to their Percentage Interests.

To the extent permitted by Section 1.704-2(h) (3) of the Regulations, the Managers shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

3.7           Tax Allocations: Code Section 704(c).

The Members will work together in good faith to eliminate, to the extent reasonably possible, any adverse impact to both Members for allocations under Code Section 704(c) and the Regulations thereunder on an agreed-to net present value, and, to the extent practical, on a year-over-year basis.  The Members in good faith mutually will make these allocation determinations by August 1, 2003.  If the Members are unable to agree to these allocations by August 1, 2003, each Member will appoint two (2) representatives who will meet by August 15, 2003, with appropriate representatives, to finalize any unresolved determinations relating to Code Section 704(c) and the Regulations thereunder.

Allocations pursuant to this Section 3.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any

Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 4:  Distributions

4.1           Net Cash Flow.

Except as otherwise provided in Section 12 hereof and unless otherwise agreed to by the Members, Net Cash Flow, if any, shall be distributed on an annual basis not later than the ninetieth (90th) day after the end of each Fiscal Year, to the Members in proportion to their respective Percentage Interests, except that during the period ending two (2) years after the Effective Time, no distribution shall be made to any Member that is in excess of such Member’s Percentage Interest of Operating Cash Flow.

4.2           Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement.  The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

4.3           Limitations on Distributions.

(a)           The Company shall make no distributions to the Members except (i) as provided in Section 3.3, this Section 4 or Section 12 hereof, or (ii) as consented to in writing by a majority of the Members.

(b)           Notwithstanding anything in this Section 4 to the contrary, the Company shall not be obligated to make, and shall not make, any distribution to a Member to the extent that, at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their Capital Contributions, would exceed the fair market value of the Company’s assets.

Section 5:  Role Of Members

5.1           Rights or Powers.

The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.  Notwithstanding the foregoing, the Members have all of the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

5.2           Voting Rights.

No Member has any voting or consenting right except with respect to those matters specifically reserved for a Member vote or consent which are set forth in this Agreement and as required by the Act.  Each Member’s respective percentage of the total voting or consenting rights of all of the Members shall be equal to such Member’s respective Percentage Interest at the time of a vote or written consent.

5.3           Member Vote and Consent.

(a)           Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given in person at a meeting by a duly authorized representative, in writing or by facsimile.

(b)           Unless otherwise expressly provided in this Agreement, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent, may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the particular matter is approved by the Members.  The Members shall be entitled to vote or consent in a manner consistent with their own interests when such interests are not, or may not be, consistent with the interests of the Company or the Members as a whole.

5.4           Unanimous Member Consent

No action may be taken by the Company (whether by the Board of Managers, or otherwise) in connection with any of the following matters without the unanimous consent of the Members:

(a)                                  Acts in contravention of this Agreement;

(b)                                 Any acquisitions by the Company (by purchase, contribution or exchange) in excess of 20% of the fair market value of the Company’s total assets (except with respect to the Shares);

(c)                                  Disposition or divestiture by the Company of all or substantially all of the Business;

(d)                                 Issuance or incurrence of Debt by the Company in excess of 20% of the fair market value of the total assets of the Company;

(e)                                  Issuance of additional Membership Interests by the Company (which shall not be deemed to include the issuance of additional Interests to an existing Member made pursuant to a Capital Call, the issuance of additional Interests to Central Soya upon the proper exercise of the Central Soya Purchase Option or the Central Soya

Grace Period Option or the issuance of additional Interests to DuPont upon the proper exercise of the DuPont Purchase Option);

(f)                                    Redemptions of Membership Interests by the Company;

(g)                                 Mergers or consolidations of the Company with or into any other Person;

(h)                                 Voluntary Bankruptcy of the Company;

(i)                                     Possession or use of Company Property or any other property used by the Company, whether real or personal, for other than a Company purpose;

(j)                                     Change in the tax treatment of the Company;

(k)                                  Amendment of this Agreement;

(l)                                     A material change in the nature or scope of the Business;

(m)                               Any transaction between the Company and any Member or Affiliate of any Member; or

(n)                                 Any transaction to liquidate or dissolve the Company.

Notwithstanding the foregoing, if at any point in time after the Grace Period, Central Soya’s Percentage Interest (including the Percentage Interest, if any, of Bunge Limited and its Affiliates) (i) is less than twenty percent (20%), then the taking of any action in connection with any or all of the matters set forth in clauses (a) through (n) above shall require only the consent of Members having a Percentage Interest in excess of fifty percent (50%); provided, however, that this Agreement shall not be amended (without the unanimous consent of the Members) to amend or eliminate Sections 1.4(c), 3.3(i) through 3.3(cc), 6.1(h), 6.3(a)(xiii), 11.2 or 11.4 (provided, however, that for purposes of Central Soya’s right of first offer as provided in Section 11.4, the Offer Period shall be thirty (30) days); and provided, further, that the Company shall not enter into any transaction with a Member (or Affiliate of a Member) that is not on an arm’s length basis without the consent of the Members.

5.5           Withdrawal/Resignation.

Except as otherwise provided in Section 4 (including, but not limited to, Section 4.3(a)), Section 11, or Section 12 hereof, no Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Members.  Except as otherwise provided in the Act or this Agreement, upon resignation, any resigning Member is entitled to receive only the distribution to which he or she is entitled under this Agreement, and shall not be entitled to receive the fair value of its Membership Interest in the Company as of the date of resignation.  Under circumstances requiring a return of any Capital

Contributions, no Member has the right to receive Property other than cash except as may be specifically provided herein.

5.6           Member Compensation.

Except as otherwise provided in this Agreement, the Related Agreements or any other written agreement between the Company and one or more of the Members, no Member shall (a) receive any interest or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, or (b) have any priority over any other Member for any return of its Capital Contributions or Capital Account or any distributions made pursuant to Section 4 hereof; provided, however, that the restriction contained in this Section 5.6 shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company in accordance with this Agreement, if any.

5.7           Members Liability.

No Member shall be liable under a judgment, decree, or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company.  Except as otherwise provided in this Agreement, a Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company; provided that a Member may be required to repay distributions made to it as provided in Section 18-607 of the Act.  In exercising its rights as a Member, the fiduciary duties of each Member to the Company or to the other Members (if and to the extent such a duty exists by statute, in equity, at common law or otherwise) are hereby restricted and modified to the fullest extent permitted by law and such Member shall be permitted to consider or not consider any interests or factors in connection with any decision or vote by the Members hereunder as such Member desires to consider including, without limitation, its own interests with no duty or obligation to consider the interests of the Company or any other Member.

5.8           Partition.

While the Company remains in effect or is continued, each Member agrees and waives its rights to have any Property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.

5.9           Confidentiality.

Except as contemplated hereby or required by a court of competent authority, so long as the Company remains in existence and for a period of five (5) years following any termination of this Agreement or the dissolution of the Company, each Member shall keep confidential and shall not disclose to others and shall use its reasonable best efforts to prevent its Affiliates and any of its, or its Affiliates’, present or former employees, agents, and representatives from disclosing to others without the prior written consent of the Members any confidential information which (i) pertains to this Agreement or the Related Agreements, any negotiations pertaining hereto or thereto, any of the transactions contemplated hereby or thereby, or the Business, or (ii) pertains to confidential or proprietary information of any Member or the Company.  No Member shall use, and each Member shall use its reasonable best efforts to prevent any Affiliate of such Member from using, any information which (i) pertains to this Agreement or the Related Agreements, any negotiations pertaining hereto or thereto, any of the transactions contemplated hereby or thereby, or the Business, or (ii) pertains to the confidential or proprietary information of any Member or the Company, except in connection with the transactions contemplated by this Agreement or the Related Agreements.  The term “confidential information” is used in this Section 5.9 to describe information which is confidential, non-public or proprietary in nature, was provided to such Member or its representatives by the Company, any other Member, or such Persons’ agents, representatives and employees, and relates either directly, or indirectly to the Company, the business of any other Member, or the Business.  Information which (i) is available, or becomes available, to the public through no fault or action by such Member, its agents, representatives or employees, (ii) becomes available on a non-confidential basis from any source other than the Company, any other Member, or such Persons’ agents, representatives or employees and such source is not prohibited from disclosing such information, or (iii) is already known to the receiving party before receipt from the other party as evidenced by the receiving party’s written records, shall not be deemed confidential information.

5.10         Transactions between a Member and the Company.

Except as otherwise provided herein (including, without limitation, Section 1.10 (c)), in the Related Agreements, or by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and shall have the same rights and obligations when transacting business with the Company as a Person who is not a Member.  A Member, any Affiliate thereof or any employee, stockholder, agent, director or officer of any Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company.  The existence of these relationships and acting in such capacities will not result in a Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of such Member.

5.11         Other Instruments.

Each Member hereby agrees to execute and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further reasonable documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Board of Managers deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

Section 6:  Management

6.1           Managers; Board of Managers.

(a)           Except as otherwise provided in this Agreement, the management of the Company shall be vested in a Board of Managers appointed by the Members as provided in Sections 6.1(b) and 6.1(c) hereof (the “Board of Managers”).  Except as expressly set out in Sections 1.4, 2.3, 4.3, 5.4, 5.5, 5.9, 6.1(c), 9.3, 11.1, 11.2 or 12.1 of this Agreement, no Member shall have the power to approve, consent to, vote on or otherwise manage the activities, policies or the business of the Company or the other Members, nor will a Member’s approval or consent be required for any activity taken by the Company or another Member, and the Board of Managers shall have the power to approve and manage the activities, policies and business of the Company by a majority vote of the Managers.

(b)           The number of Managers on the Board of Managers shall be four (4) unless otherwise provided herein.  DuPont and Central Soya, by signing this Agreement, hereby appoint the Persons identified on Exhibit B hereto as the Managers of the Company until their successors are appointed, each such Manager being deemed appointed by the Member set forth opposite the name of such Manager.

(c)           Except as otherwise provided herein, during the Initial Period and the Grace Period, each of DuPont and Central Soya shall have the right to appoint one-half (1/2) of the Managers to serve on the Board of Managers.  DuPont and Central Soya shall appoint Managers, other than the Managers identified on Exhibit B as provided in Section 6.1(b) above, by delivering to the Company a written statement appointing their Manager or Managers and setting forth such Manager’s or Managers’ business address and telephone number.  Each of DuPont and Central Soya shall have the right to appoint one (1) non-voting advisor to the Board of Managers (the “Advisor”), with the consent of the other Members.  In no event shall an Advisor be considered or deemed to be a “Manager” (as that term is used in this Agreement) and the Advisors shall not have any right to vote on, consent to or otherwise approve any activity or policy of the Company or any activity or policy taken or adopted by the Members or the Board of Managers with respect to the Company.

(d)           A Manager or Advisor may be removed at any time, with or without cause, by the written notice of the Member that appointed such Manager or Advisor, delivered to the Company, notifying of such removal and appointing the Person who shall fill the position of the removed Manager or Advisor.

(e)           In the event any Manager or Advisor dies or is unwilling or unable to serve in the appointed capacity, the Member that appointed such Manager or Advisor shall promptly appoint a successor to such Manager or Advisor.

(f)            The Board of Managers shall have a Chairman (the “Chairman”).  The Chairman shall be one of DuPont’s appointees to the Board of Managers as determined by DuPont.  DuPont hereby appoints J. Erik Fyrwald as the initial Chairman of the Board of Managers.

(g)           Except as provided in Section 6.1(k)(i) of this Agreement, each Manager shall have one (1) vote.

(h)           Anything contained herein to the contrary notwithstanding, if at anytime following the Grace Period, Central Soya’s Percentage Interest shall be less than twenty percent (20%), the terms of all of the current Managers appointed by Central Soya, and the term of the current Advisor appointed by Central Soya, shall cease; provided, however, that as long as Central Soya’s Percentage Interest is greater than ten percent (10%) but less than twenty percent (20%), there shall be one (1) Manager appointed by Central Soya to remain on the Board of Managers.  Any vacancy on the Board of Managers created as a result of a reduction in Central Soya’s Percentage Interest pursuant to this Section 6.1(h) shall be filled by a Manager appointed by DuPont.

(i)            In performing his or her duties as a Manager, each Manager shall have a fiduciary duty to act in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  Such fiduciary duties shall include, but not be limited to, the duty to safekeep all of the Property of the Company and to use the same for the exclusive benefit of the Company generally, and to otherwise act in good faith with respect to the Company generally, which shall be construed to prohibit a Manager from acting in any manner intentionally or specifically directed at harming the Company.  In performing his or her duties as a Manager, the fiduciary duties of each Manager to a Member or the Members (whether existing by statute, in equity, at common law or otherwise) are hereby restricted and modified to the fullest extent permitted by law to consist of the duty to safekeep all of the Property of the Company and to use the same for the benefit of the Company and to otherwise act in good faith with respect to the Company generally, which shall be construed to mean and to permit acting in any manner and considering or not considering any interests or factors in connection with any transaction or matter whatsoever as such Manager desires with no duty to consider the interests of any Member so long as such Manager acts in a manner that he or she reasonably believes to be in the best interest of the Company and does not act in a manner intentionally or specifically directed solely at harming a Member.  A Manager of the Company who performs his/her duties in accordance with this Section 6.1(i) shall not have any liability by reason of being or having been a Manager of the Company.  A Manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a Profit for the Members from the operations of the Company.  A Manager shall not be liable to the Company or any Member for any loss or damage sustained by the Company or any Member unless the loss or damage shall have been the result of fraud, deceit, or willful misconduct.  A Manager shall not have any personal liability for the repayment of any Capital Contributions of any Member.  No Manager shall be liable under a judgment, decree, or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company.

(j)            The Board of Managers shall have the power to create committees of the Board of Managers with such powers and authority as shall be delegated to such committees by the Board of Managers, provided that no such delegation shall prevent the Board of Managers from acting with respect to delegated matters.  In addition, the Board of Managers shall have the power to delegate authority to such officers, employees, agents, and representatives of the Company as it may from time to time deem appropriate and any action taken by such Persons or Persons must be approved in the same manner as would be required for the Board of Managers to approve such action directly.  Notwithstanding the foregoing and except as otherwise provided in this Agreement, the Board of Managers reserves the following powers and authority to itself:

(i)            To set the overall policy and vision of the Company in accordance with this Agreement;

(ii)           Subject to Section 6.1(k) hereof, to elect, appoint or terminate any officers of the Company;

(iii)          To approve the business and strategic plans and annual operating and financing plans of the Company, including annual investment budgets;

(iv)          To approve and modify the accounting policies of the Company (the “Accounting Policies”); provided that at all times during the term of this Agreement the Accounting Policies are in accordance with GAAP and SEC Requirements; and provided further that the Company shall provide each Member with prior notice of any modification to the Accounting Policies.  If the Board of Managers receives written notice from a Member prior to any modification of the Accounting Policies that such modification as proposed would have a material adverse effect on such Member, the Board of Managers shall reconsider such proposed modification in light of such material adverse effect;

(v)           To approve from time to time the location of the Company’s headquarters;

(vi)          Subject to the provisions of Section 1.3, to approve any changes to the name of the Company or any names under which it shall do business;

(vii)         To determine the banking, financing, capital and risk investment policies of the Company and further in that regard:

(1)           To grant financial authorization (including the opening and closing of bank accounts and to designate signatories for such accounts) to any Manager or officer of the Company;

(2)           To approve the purchase of liability and other insurance to protect the Company’s property and business;

(3)           To approve the ethics, safety and health, treatment of people and environmental policies of the Company;

(4)           To approve the acquisition or disposition of patents, trademarks and other intellectual property rights and licenses thereof; and

(5)           To approve the internal control standards that enable the Company to operate effectively, efficiently and ethically.

(k)           The Members hereby create the offices of Chairman, Chief Executive Officer and Chief Financial Officer (collectively, the “Officers”).  The responsibilities of the Officers shall be as set forth in this Section 6.1(k), and as determined by the Board of Managers.

(i)            Except as otherwise provided in Section 11.10 hereof, DuPont shall have the sole power to appoint the Chairman.  In the event the Board of Managers is not able to reach a decision on any matter properly brought before it because the votes of the Managers thereof result in a tie vote (a “Deadlock Matter”), a deadlock shall be deemed to exist (a “Deadlock”).  Upon the occurrence of a Deadlock, the Chairman shall have the power and right in his or her sole and absolute discretion to resolve the Deadlock by approving or disapproving the Deadlock Matter.  Notwithstanding the foregoing, no Deadlock shall exist when an express unanimous consent of the Board of Managers is required hereunder or under the Related Agreements.  For the avoidance of doubt, the Chairman shall not be entitled to break a Deadlock with respect to the Board of Managers’ decision to retain the Chief Executive Officer and Chief Financial Officer as provided in Section 6.1(k)(iv) below.

(ii)           Except as otherwise provided in Section 11.10 hereof, DuPont shall have the power to designate and appoint the Chief Executive Officer of the Company (the “Chief Executive Officer”), subject to the approval of the Board of Managers.  The Board of Managers shall determine the necessary qualifications for the office of Chief Executive Officer and the Person designated and appointed for such office shall meet such qualifications.  The Board of Managers shall determine the powers and duties of the Chief Executive Officer.

(iii)          Except as otherwise provided in Section 11.10 hereof, Central Soya shall have the power to designate and appoint the Chief Financial Officer of the Company who shall report to the Chief Executive Officer (the “Chief Financial Officer”), subject to the approval of the Board of Managers.  The Board of Managers shall determine the necessary qualifications for the office of Chief Financial Officer and the Person designated and appointed for such office shall meet such qualifications.  The Board of Managers shall determine the powers and duties of the Chief Financial Officer; provided, however, that the powers and duties of the Chief Financial Officer shall be substantially consistent with those powers and duties of similarly situated Persons that are customary to the industry in which the Company operates.

(iv)          If, after the Initial Period, the Business is not operating within eighty percent (80%) of the Company’s business plan with respect to the Company’s operating income and return on investment (as those terms are defined in the business plan), the Board of Managers shall remove and replace the Chief Executive Officer and Chief Financial Officer unless the Board of Managers unanimously agrees to retain such Officers.  Upon the removal of the Chief Executive Officer and Chief Financial Officer, the Board of Managers shall search for successors to such Officers and may, in its discretion, engage the services of a search firm to assist with its search efforts.

The search for such successors shall not be limited to employees of DuPont, Central Soya, or their respective Affiliates; provided, however, that DuPont, Central Soya and their respective Affiliates may nominate and recommend to the Board of Managers candidates to replace such removed Officers.

(v)           The Company’s compensation structure shall be designed to maximize the performance of the Company and all incentive compensation paid to employees of the Company (including, but not limited to, the Officers) shall be based upon the Company’s performance.

(vi)          The Chief Executive Officer and Chief Financial Officer shall be responsible for conducting, in the name and on behalf of the Company, the day-to-day business and affairs of the Company.

(vii)         The Board of Managers shall have the power to create such other officer positions with such powers as it deems appropriate as shall be determined by the Board of Managers consistent with the terms of this Agreement.  The Board of Managers shall have the power to appoint persons to fill such officer positions.

(l)            The terms of the Related Agreements are hereby approved and each Manager is hereby authorized to execute and deliver the Related Agreements on behalf of the Company.

6.2           Meetings of the Board of Managers.

(a)           The Board of Managers shall hold regular meetings no less frequently than once every Fiscal Quarter and the Chairman shall establish meeting times, dates and places and requisite notice requirements (not shorter than those provided in Section 6.2(c) below) and adopt rules or procedures consistent with the terms of this Agreement.  Unless otherwise approved by the Chairman, each regular meeting of the Board of Managers will be held at the Company’s principal place of business.

(b)           At all meetings of the Board of Managers, the presence of at least one Manager appointed by Central Soya and one Manager appointed by DuPont shall be necessary to constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement (including, without limitation, Section 6.1(k)(i) hereof), the Board of Managers shall act by the majority vote of the Managers at any meeting at which a quorum is present.  Notwithstanding the foregoing, if a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn and reschedule the meeting to a date no earlier than five (5) days thereafter with notice in accordance with Section 6.2(c).  At the rescheduled meeting, the Managers present thereat shall constitute a quorum for the transaction of business.

(c)           Special meetings of the Board of Managers may be called only by the Chairman.  Notice of each such meeting shall be given to each Manager on the Board of Managers by telephone, telecopy, telegram or similar method (in each case, notice shall be given at least seventy-two (72) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a longer notice period is established by the Board of Managers.  Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all Managers) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held.  No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers.  Any Manager may waive notice of any meeting in writing before, at, or after such meeting.  The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(d)           Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in such a meeting shall constitute presence in person at such meeting.

(e)           Notwithstanding anything to the contrary in this Section 6.2, the Board of Managers may take without a meeting any action that may be taken by the Board of Managers under this Agreement if such action is approved by the unanimous written consent of the Managers.

6.3           Board of Managers Powers.

(a)           Except as otherwise provided in this Agreement (including but not limited to Section 5.4 hereof), all powers to control and manage the Business and affairs of the Company shall be exclusively vested in the Board of Managers and the Board of Managers may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate or this Agreement directed or required to be exercised or done by one or more of the Members and in so doing shall have the right and authority to take all actions which the Board of Managers deems necessary, useful or appropriate for the management and conduct of the Business, including exercising the following specific rights and powers:

(i)            Conduct its business and/or its Affiliates’ businesses, carry on their operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

(ii)           Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(iii)          Operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(iv)          Execute, or authorize any officer or officers to execute, any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Business, or in connection with managing the affairs of the Company, including, executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, both as Managers and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Managers;

(v)           Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company assets;

(vi)          Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets;

(vii)         Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

(viii)        Distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(ix)           Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants;

(x)            Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

(xi)           Take, or refrain from taking, all actions, not expressly prescribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

(xii)          Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or any Manager in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

(xiii)         Institute or prosecute lawsuits or other judicial or administrative proceedings brought against the Members in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith; provided, however that if one or more Managers believes in good faith that the Company should institute or prosecute a lawsuit or other judicial or administrative proceeding against a Member, the matter shall first be submitted to the Chief Executive Officers of each of the Members for resolution.  In the event such Chief Executive Officers are unable to agree upon a resolution within sixty (60) days following such submission, the issue whether or not to institute or prosecute such lawsuit or other judicial or administrative proceeding shall be submitted to a vote of the Managers appointed by the Member(s) who is not the subject of the proposed lawsuit or proceeding and shall be approved upon the affirmative vote of a majority of such Managers;

(xiv)        Employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of any Person, or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

(xv)         Indemnify a Manager or former Manager, and to make any other indemnification that is authorized by this Agreement in accordance with the Act;

(xvi)        Establish policies and guidelines for the hiring of employees to permit the Company to act as an operating company with respect to its Business, and adopt appropriate management incentive plans and employee benefit plans; and

(xvii)       Appoint, contract, or remove the external independent accountants responsible for auditing the books and records of the Company, and opining on the integrity of the financial statements prepared by the Company to meet external reporting requirements.

6.4           Duties and Obligations of the Board of Managers.

(a)           Except as may be provided in the Related Agreements, the Board of Managers shall cause the Company to conduct its business and operations separate and apart from that of any other Person, including, without limitation, (i) segregating Company assets and bank accounts and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any other Person, (ii) maintaining books and financial records of the Company separate from the books and financial records of any other Person, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) paying its liabilities from assets of the Company, (iv) conducting its dealings with third parties in its own name and as a separate and independent entity, (v) maintaining its assets in such a manner that minimizes the cost and difficulty of segregating, ascertaining or otherwise identifying its assets from those of any other Person, and (vi) abiding by all formalities under the Act with respect to causing the Company’s financial statements to be prepared in accordance with GAAP and in a manner that indicates the separateness of the Company and the Company’s assets and liabilities from any other Person.

(b)           Except as otherwise provided in this Agreement, the Board of Managers shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.  The Board of Managers shall cause the Company to implement the core values and policies of the Members regarding safety, health, environment, ethics and treatment of people in a manner which preserves the underlying objectives of the core values and policies and optimizes the operating performance of the Company.

Section 7:  Protection of Members,

Managers, and Officers.

7.1           Protected Party.

As used in this Agreement, the term “Protected Party” refers to the Members, the Managers, the Advisors and the officers of the Company.

7.2           General Protection.

(a)           A Protected Party shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to the matters the Protected Party reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid pursuant to Section 4 hereof.

(b)           To the extent that, at law or in equity, a Protected Party has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Protected Party, a Protected Party acting under this Agreement shall not be liable to the Company, to any other Protected Party or to any third party for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or expand the duties and liabilities of a Protected Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Protected Party to the extent permissible under applicable law.

(c)           Whenever in this Agreement a Protected Party is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Protected Party shall be entitled to consider such interests and factors as it desires including its own interests and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its “good faith” or under another express standard, the Protected Party shall act under such express standard and shall not be subjected to any other or different standard imposed in this Agreement or other applicable law; provided, however, that notwithstanding the foregoing, in the case of a Manager’s conduct, the express standards set forth in this Section 7.2(c) shall be governed by Section 6.1(i) hereof.

7.3           Indemnification and Insurance

(a)           Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or otherwise and whether formal or informal (hereinafter a “Proceeding”), by reason of the fact that he or she, or the Person of which he or she is the legal representative, is or was a Manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a Manager, officer or other agent of the Company, where the basis of such Proceeding is alleged action in an official capacity as a Manager, officer, employee or agent, shall be indemnified and held harmless by the Company; provided, however, that there shall be no indemnification of any such Person as to matters in respect of which it shall be finally adjudged in such action that such Person has committed an act of fraud, deceit, or willful misconduct.

(b)           The right to indemnification conferred by this Section 7 shall include the right to require the Company to pay the expenses (including reasonable attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the Company shall not be required to pay such expenses (including attorneys’ fees) with respect to a Proceeding initiated against the Company by any Manager, officer, employee or agent of the Company unless such Proceeding was authorized by the Board of Managers.

(c)           The right to indemnification and the advancement of expenses conferred in this Section 7 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of this Agreement or the Related Agreements, contract, agreement, vote or consent of the Members or disinterested Managers or otherwise.  The Managers are expressly authorized to adopt and enter into indemnification agreements for Managers and officers.

(d)           The Board of Managers may cause the Company to purchase and maintain insurance on behalf of any Person who is or was or has agreed to become a Manager, officer, employee or other agent of the Company or is or was serving at the request of the

Company as a Manager, officer, employee or other agent of the Company, against any liability asserted against such Person and incurred in any such capacity or arising out of such status. A Manager shall not be entitled to coverage under the directors’ and officers’ insurance policy of the Member who did not appoint such Manager.

7.4           Amendments to this Section 7.

No amendment, repeal or modification of this Section 7 shall adversely affect any rights hereunder with respect to any act or omission occurring prior to the date when such amendment, repeal or modification became effective.

Section 8: Representations and Warranties.

8.1           In General.

As of the date hereof, each of Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 8.2, and such warranties and representations shall survive the execution of this Agreement for a period of three (3) years following the Effective Time.

8.2                 Representations and Warranties.

Each Member hereby represents and warrants that:

(a)           Due Incorporation or Formation; Authorization of Agreement.  Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership, or company power and authority to own its property and carry on its business as owned and carried on as of the date hereof and as contemplated hereby.  Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.  Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, partnership, or company action.  This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)           No Conflict with Restrictions; No Default.  Neither the execution, delivery, nor performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Wholly Owned Affiliates, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Wholly Owned Affiliates or of any material agreement or instrument to which such Member or any of its Wholly Owned Affiliates is a party or by which such Member or any of its Wholly Owned Affiliates is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member or any of its Wholly Owned Affiliates is a party or by which such Member or any of its Wholly Owned Affiliates is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member or any of its Wholly Owned Affiliates.

(c)           Governmental Authorizations.  Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Time.

(d)           Litigation.  There are no Proceedings or investigations pending or, to the knowledge of such Member or any of its Wholly Owned Affiliates, threatened against or affecting such Member or any of its Wholly Owned Affiliates or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any Proceeding, which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any of its Wholly Owned Affiliates has not received any currently effective notice of any default, and such Member or any of its Wholly Owned Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)           Investment Company Act; Public Utility Holding Company Act.  Neither Member nor any of its Affiliates is, nor will the Company as a result of any Member holding an Interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  Neither Member nor any of its Affiliates is, nor will the Company as a result of any Member holding an Interest therein be, a “holding company,” “an affiliate of a holding company,” or a “subsidiary of a holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

(f)            Investigation.  Each Member is acquiring its Membership Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise.  Each Member’s acquisition of its Membership Interest is being made for its own account for investment, and not with a view to the sale or distribution thereof.  Each Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Membership Interest.

Section 9:  Accounting, Books and Records.

9.1           Accounting, Books and Records.

(a)                 The Company shall keep on site at its principal place of business each of the following:

(i)            Separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Agreement.

(ii)           A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

(iii)          A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(iv)          Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the later of the five (5) most recent years or all open years;

(v)           Copies of this Agreement;

(vi)          Copies of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member’s Capital Contribution;

(vii)         Unless contained in this Agreement, a statement prepared and certified as accurate by the Board of Managers of the Company which describes:

(1)           The amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute in the future;

(2)           The times at which or events on the happening of which any Additional Capital Contributions agreed to be made by each Member are to be made;

(3)           If agreed upon, the time at which or the events on the happening of which a Member may terminate its Membership Interest in the Company and the amount of, or the method of determining, the distribution to which it may be entitled respecting its Membership Interest and the terms and conditions of the termination and distribution;

(4)           Any right of a Member to receive distributions, which include a return of all or any part of a Member’s contributions;

(5)           Any written consents obtained from Members pursuant to Section 18-302 of the Act regarding action taken by Members.

(b)           The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.  The Company shall use GAAP consistent with those policies used in DuPont’s consolidated financial reporting to shareholders.  Any Member or its authorized representative has the right to have reasonable access to and inspect and copy the contents of such books or records and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records of the Company.  The rights granted to a Member pursuant to this Section 9.1 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

9.2           Reports; Audits.

(a)           In General.  The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b)           Periodic and Other Reports.  The Company shall cause to be delivered to each Member the financial statements listed in clauses (i), (ii) and (iii) below, prepared, in each case (other than with respect to Members’ Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied (and, if required by any Member or its Wholly Owned Affiliates for purposes of reporting under the Exchange Act, Regulation S-X), and such other reports as any Member may reasonably request from time to time; provided that, if the Board of Managers so determines within thirty (30) days thereof, such other reports shall be provided at such requesting Member’s sole cost and expense.  The quarterly and monthly financial statements referred to in clauses (ii) and (iii) below may be subject to normal year-end audit adjustments.

(i)            As soon as practicable following the end of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such Fiscal Year) and at such time as distributions are made to the Members pursuant to Section 12 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s independent accountants in accordance with GAAP, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the income statements).

(ii)           As soon as practicable following the end of each of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than twenty-five (25) days after the end of each such Fiscal Quarter), a balance sheet of the Company as of the end of such Fiscal Quarter and the related statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, all of which shall be reviewed by the Company’s independent accountants in accordance with GAAP, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed.

(iii)          As soon as practicable following the end of each month during each Fiscal Year (and in any event not later than four (4) Business Days after the end of each such month for the income statement and not later than six (6) Business Days after the end of each month for the balance sheet), a Wilmington Forms Statement Package (in the form attached hereto as Exhibit C) of the Company’s results as of the end of such month and for the Fiscal Year to date or such other reasonable financial information as requested in good-faith by a Member, all of which shall be in accordance with GAAP, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s corresponding month and the interim period corresponding to the month and the interim period just completed.

The quarterly or annual statements described in clause (i) and (ii) above shall be accompanied by a written certification of the Chief Executive Officer and the Chief Financial Officer of the Company that such statements have been prepared in accordance with GAAP consistently applied.

(c)           Member Audit.  Except as otherwise provided herein, each Member may, at anytime, and at its own expense, conduct or cause to be conducted an independent audit of the financial condition of the Company and/or Solae, LLC; provided, however that such Member provides reasonable prior notice of such audit to the Company and/or Solae, LLC (as the case may be), provides reasonable prior notice of such audit to the other Members and uses its commercially reasonable efforts to prevent such audits from unreasonably interfering with the normal activities or conduct of the Company and/or Solae, LLC (including, but not limited to, those with respect to the Business); and provided further that such Member permits the other Members to participate in such audit (at their expense) and shares the results of such audit with such participating Members.

9.3           Tax Matters.

(a)           Tax Elections.  The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Membership Interests and Company distributions; (ii) with the consent of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iii) to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements, settlements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.   The Members acknowledge that it is the intention of the Company to be treated as a partnership for federal and all relevant state tax purposes.

(b)           Tax Information.  Necessary tax information shall be delivered to each Member within a reasonable time after the end of each Fiscal Year of the Company.

Section 10:  Amendments.

10.1         Amendments.

Amendments to this Agreement may be proposed by any Manager or any Member.  Following such proposal, the Board of Managers shall submit to the Members a verbatim statement of any proposed amendment, provided that counsel for the Company shall have approved of the same in writing as to form, and the Board of Managers shall include in any such submission a recommendation as to the proposed amendment.  The Board of Managers shall seek the written consent of the Members on the proposed amendment.  Subject to the provisions of Section 5.4 hereof, a proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative written consent of Members having a Percentage Interest, in the aggregate, in excess of eighty percent (80%).

Section 11:  Transfers.

11.1         Restrictions on Transfers.

Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Membership Interest.  For the avoidance of any doubt, no Member may pledge or otherwise encumber all or any part of its Membership Interest as security for the payment of a Debt except with the unanimous consent of the Members.  During the Initial Period, no Member shall Transfer its Membership Interest to any Person without the prior written consent of the Members; provided, however, that, subject to the conditions and restrictions set forth in Sections 11.3 and 11.4 hereof, such consent shall not be required in connection with a Member’s Transfer of its Membership Interest to one or more of its Affiliates, provided that in the case of Central Soya such Affiliate must also be an Affiliate of Bunge Limited.

11.2         Permitted Transfers.

Subject to the conditions and restrictions set forth in Sections 11.3 and 11.4 hereof, a Member may, after the Initial Period, Transfer all or any portion of its Membership Interest to (a) any other Member or Affiliate of another Member, (b) any Affiliate of the transferor; provided, however, that if the transferor is Central Soya, such Affiliate must also be an Affiliate of Bunge Limited, (c) the transferor’s administrator or trustee to whom such Membership Interest is transferred involuntarily by operation of law, or (d) any Purchaser in accordance with Section 11.4 hereof, without the consent of the Members (any such Transfer being referred to in this Agreement as a “Permitted Transfer”).  Anything contained herein to the contrary notwithstanding, at no time shall any Member Transfer its Membership Interest to one or more of the Persons listed in Exhibit D (or the Affiliates of such listed Persons) attached hereto and made a part hereof (“Prohibited Transferees”) without the prior written consent of all of the Members.

11.3         Conditions to Permitted Transfers.

A Transfer of a Membership Interest shall not be treated as a Permitted Transfer under Section 11.2 hereof unless and until the following conditions are satisfied:

(a)           Except in the case of a Transfer of a Membership Interest involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer.  In the case of a Transfer of a Membership Interest involuntarily by operation of law, such Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company.  In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with a Transfer of a Membership Interest.

(b)           The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Membership Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Membership Interest until it has received such information.

(c)           Except in the case of a Transfer of a Membership Interest involuntarily by operation of law, either (i) a transferred Membership Interest shall be registered under the Securities Act, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Board of Managers, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

(d)           Except in the case of a Transfer of a Membership Interest involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Board of Managers, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

11.4         Right of First Offer; Certain Transfers; Buy-Out Interest and Change of Control.

In addition to the other limitations and restrictions set forth in this Section 11, except as permitted by Section 11.2 hereof, no Member shall Transfer all or any portion of its Membership Interest (the “Offered Membership Interest”) unless such Member (the “Seller”) first offers to sell the Offered Membership Interest pursuant to the terms of this Section 11.4.

(a)           Offer Notice.  Prior to making any Transfer of a Membership Interest that is subject to the terms of this Section 11.4, the Seller shall give to the Company and each other Member written notice of such proposed Transfer (the “Offer Notice”), which notice shall include an offer (the “Firm Offer”) to sell the Offered Membership Interest to the other Members (the “Offerees”) for a purchase price equal to the purchase price (the “Offer Price”) offered by or to a prospective purchaser (the “Purchaser”) with respect to the Offered Membership Interest, upon the same terms as (or more favorable terms than) those offered by or to the Purchaser; provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Membership Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

(b)           Offer Period.  The Firm Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal place of business, on the ninetieth (90th) day following the day of the Offer Notice.

(c)           Acceptance of First Offer.  At any time during the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Membership Interest, by giving written notice of such acceptance to the Seller and each other Offeree, which notice shall indicate the maximum portion of the Offered Membership Interest that such Offeree is willing to purchase.  In the event that Offerees (“Accepting Offerees”), in the aggregate, accept the Firm Offer during the Offer Period with respect to all of the Offered Membership Interest, the Firm Offer shall be deemed to be accepted and each Accepting Offeree shall be deemed to have accepted the Firm Offer as to that portion of the Offered Membership Interest agreed to by the Accepting Offerees or, without such agreement, such portion of the Offered Membership Interest that corresponds to the product of each Accepting Offeree’s Percentage Interest multiplied by the Offered Membership Interest; provided, however, that for purposes of this

Section 11.4(c), the term “Percentage Interest” shall be calculated without reference to or inclusion of the Capital Account of the Seller.  If the Offerees, in the aggregate, do not accept the Firm Offer as to all of the Offered Membership Interest during the Offer Period, the Firm Offer shall be deemed to be rejected in its entirety.

(d)           Closing of Purchase Pursuant to Firm Offer.  In the event that the Firm Offer is accepted, the closing of the sale of the Offered Membership Interest shall take place within thirty (30) days after the Firm Offer is accepted.  The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Membership Interest pursuant to the terms of the Firm Offer and this Section 11.

(e)           Sale If Firm Offer Rejected.  If the Firm Offer is not accepted during the Offer Period in the manner hereinabove provided, the Seller may sell the Offered Membership Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period; provided that such sale shall be made on terms no more favorable to the Purchaser than those contained in the Firm Offer; and provided further that such sale complies with the other terms, conditions, and restrictions of this Agreement.  In the event that the Offered Membership Interest is not sold in accordance with the terms of the preceding sentence, the Offered Membership Interest shall again become subject to all of the conditions and restrictions of this Section 11.

(f)            Certain Transfers.  In the event a Member (a “Transferring Member”) proposes to Transfer all or any portion of its Membership Interest to a Purchaser (other than an Affiliate of such Member) and the other Members (the “Non-Transferring Members”) do not exercise their right to purchase such Membership Interest as provided for above in this Section 11.4, the Non-Transferring Members shall notify the Transferring Member within the Offer Period of their election to Transfer or not to Transfer all or any portion of their Membership Interests to such Purchaser (“Election Notice”).  If the Non-Transferring Members so elect to Transfer all or any portion of their Membership Interests, then the Transferring Member and the Non-Transferring Members shall use their commercially reasonable best efforts to sell the sum of the Percentage Interests of the Transferring Member and the Non-Transferring Members desired to be sold by the Transferring Member and the Non-Transferring Members to such Purchaser.  If, despite using their commercially reasonable best efforts, the Transferring Member and the Non-Transferring Members are unable to sell such sum to such Purchaser, the Transferring Member and the Non-Transferring Members shall, unless otherwise agreed by the Members, use their commercially reasonable best efforts to sell all of the Membership Interests of the Company as provided in Section 11.4(h) below.  If Central Soya, as a Non-Transferring Member, elects not to Transfer any portion of its Membership Interest and the Transferring Member has actually sold the proposed portion of its Membership Interest (plus or minus ten percent (10%) of the proposed portion of its Membership Interest) as provided in this Section 11.4(f), Central Soya shall not exercise its right to make a Purchase Request as provided in Section 11.4(g) below for a period of three (3) years from that date of the Election Notice.

(g)           Buy-Out Interest.  Except as otherwise provided in Section 11.4(f) above, if, following the Initial Period, Central Soya elects to sell its entire Membership Interest and Central Soya is unable, despite using its commercially reasonable best efforts, to sell all of its Membership Interest  (the “Buy-Out Interest”) to a Purchaser, Central Soya may, on each December 31st following the Initial Period, request that any current Member purchase the Buy-Out Interest (the “Purchase Request”); provided that such Member’s then-current Percentage Interest (including the Percentage Interest of Affiliates of such Member) is at least forty-five percent (45%) (such Member being hereinafter referred to as the “Buy-Out Member”).  Following a Buy-Out Member’s receipt of the Purchase Request, the Buy-Out Member and Central Soya shall negotiate in good faith for a period not to exceed one hundred twenty (120) days from the date of the Purchase Request to enter into a written purchase agreement for such purchase, which purchase agreement shall allow the Buy-Out Member to defer the closing of such purchase for up to one (1) year following the execution of such agreement.

(h)                                 Forced Sale.  If the Buy-Out Member and Central Soya are unable to agree upon a purchase price for the Buy-Out Interest within the time period set forth in Section 11.4(g) above or if the Buy-Out Member elects not to purchase the Buy-Out Interest at any price or if the Transferring Member and the Non-Transferring Members are unable to sell the sum of Percentage Interests to a Purchaser as provided in Section 11.4(f) above, and unless otherwise agreed to by the Buy-Out Member and the holder of the Buy-Out Interest, the Members shall use their commercially reasonable best efforts to sell all of the Membership Interests of the Company and shall work together in good faith for a period not to exceed one hundred eighty (180) days for the sale of such Membership Interests (the “Forced Sale Period”).  If, during the Forced Sale Period, any Member receives a bona-fide offer from a Purchaser (other than a Prohibited Transferee) for the purchase of all of the Membership Interests of the Company (the “Forced Sale Offer”), the Members shall either (i) sell all of the Membership Interests pursuant to the Forced Sale Offer or (ii) the Member(s) unwilling to sell its Membership Interest pursuant to the Forced Sale Offer shall offer to purchase the Membership Interest of the Member(s) willing to sell its Membership Interest pursuant to the Forced Sale Offer at a price equal to the price offered in the Forced Sale Offer times the then-current Percentage Interest of such willing Member(s).  If, during the Forced Sale Period, the Members are unable to sell all of the Membership Interests to a Purchaser or no Member(s) receives a Forced Sale Offer, then the Members shall cease efforts to sell such Membership Interests until such time as the procedures set forth in Section 11.4(f) or Section 11.4(g) above are recommenced; provided, however, that Central Soya shall not recommence the procedures set forth in Section 11.4(g) above prior to December 31st of the next succeeding year.

(i)                                     Change of Control.  Upon the Change of Control of a Member (the “Change of Control Member”), the other Members shall have the right to purchase the Change of Control Member’s Membership Interest for an amount equal to the Fair Market Value of such Interest, and thus increase their Percentage Interests as a result of such purchase; provided that such Members notify the Change of Control Member of their desire to so acquire the Change of Control Member’s Interest within sixty (60) days of such Members becoming actually aware of such Change of Control; and provided further that the Members shall use their commercially reasonable best efforts to consummate such acquisition within one hundred eighty (180) days of such Members becoming actually aware of the such Change of Control.

11.5                           Prohibited Transfers.

Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever; provided that, if the Company is required by law to recognize a Transfer that is not a Permitted Transfer, the Membership Interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company.

In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

11.6                           Rights of Unadmitted Assignees.

A Person who acquires a Membership Interest but who is not admitted as a substituted Member pursuant to Section 11.7 hereof shall be entitled only to allocations and distributions with respect to such Membership Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

11.7                           Admission of Substituted Members.

Subject to the other provisions of this Section 11, a transferee of a Membership Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 11.7:

(a)                                  The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer and such Transfer is not otherwise prohibited by this Agreement;

(b)                                 The transferee of the Membership Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Board of Managers (and, in the case of clause (iii) and (iv) below, the transferor Member), (i) make representations and warranties to each non-transferring Member equivalent to those set forth in Section 8, (ii) accept and adopt the terms and provisions of this Agreement, including this Section 11, (iii) accept the provisions of the Related Agreements and any other transaction contemplated by or referenced in Section 1.10(c), (iv) assume the obligations of the transferor Member under this Agreement with respect to the transferred Membership Interest and (v) accept, adopt and become a party to the Covenant Not to Compete.  The transferor Member shall be released from all such assumed obligations except (A) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, (B) in the case of a Transfer of a Membership Interest to any Person other than a Member or any of its Wholly Owned Affiliates, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of such Transfer, and (C) in the case of a Transfer of a Membership Interest to any of its Wholly Owned Affiliates, any Capital Contribution or other financing obligation of the transferor Member under this Agreement;

(c)                                  The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Membership Interest; and

(d)                                 Except in the case of a Transfer of a Membership Interest involuntarily by operation of law, if required by the Board of Managers, the transferee (other than a transferee that was a Member immediately prior to such Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Board of Managers reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

11.8                           Representations Regarding Transfers; Legend.

(a)                                  Each Member hereby represents, covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Membership Interests and will not in the future make a market in Membership Interests, (ii) it will not Transfer its Membership Interest on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Transfer any Membership Interest through a matching service that is not approved in advance by the Company.  Each Member further agrees that it will not Transfer any Membership Interest to any Person unless such Person agrees to be bound by this Section 11.8(a) and to Transfer such Membership Interest only to Persons who agree to be similarly bound.

(b)                                 Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of a Membership Interest hereunder is made principally for such Member’s own account and not for resale or distribution of such Membership Interest.  Each Member further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of a Membership Interest, in the event the Board of Managers determines to cause Membership Interests to be certificated:

The Company Membership Interest represented by this document has not been registered under any securities laws and the transferability of such Membership Interest is restricted.  Such Membership Interest may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Membership Interest by the issuer for any purposes, unless (1) a registration statement under the Securities Act of 1933, as amended, with respect to such Membership Interest shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (2) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Company.

The Membership Interest represented by this document is subject to further restriction as to its sale, transfer, hypothecation, or assignment as set forth in the Amended and Restated Limited Liability Company Agreement of the Company and agreed to by each Member.  Said restriction generally provides, among other things, that no Membership Interest may be transferred without first offering to transfer such Membership Interest to the other Members.

11.9                           Distributions and Allocations in Respect of Transferred Membership Interest.

If any Membership Interest is transferred during any Allocation Year in compliance with the provisions of this Section 11, Profits, Losses, each item thereof, and all other items attributable to the transferred Membership Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board of Managers.  All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Membership Interest was transferred and such other information as the Board of Managers may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Membership Interest on the last day of such Allocation Year.  Neither the Company nor any Manager, officer, employee or agent of the Company, nor any Member, shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.9, whether or not such Person has knowledge of any Transfer of ownership of any Membership Interest.

11.10                     DuPont Transfers; Certain Rights.

Subject to the other provisions of this Section 11, in the event DuPont Transfers (i) all of its Membership Interests to a substituted Member or (ii) a portion of its Membership Interests to a substituted Member and as a result of such Transfer such substituted Percentage Interest shall be in excess of forty-five percent (45%), such substituted Member shall have the right to exercise all of DuPont’s rights as provided in this Agreement.  In the event DuPont transfers a portion of its Membership Interests to a substituted Member and, as a result of such transfer, DuPont’s and its Affiliates’ Percentage Interest falls below forty-five percent (45%) and such substituted Member’s Percentage Interest is less than forty-five percent (45%), (i) the number of Managers on the Board of Managers shall increase to five (5), or such higher odd number as the Members may agree (the “Restructured Board”), and each Member shall be entitled to appoint the number of Managers equal to such Member’s then-current Percentage Interest times the total number of Managers to constitute the Restructured Board, rounded to the nearest whole number, (ii) the Managers of the Restructured Board shall select the Chairman of the Restructured Board by a majority vote and the power of the Chairman to resolve a Deadlock shall be terminated and (iii) the Restructured Board shall select the Chief Executive Officer and Chief Financial Officer by a majority vote.

Section 12:  Dissolution And Winding Up

12.1                           Dissolution Events.

(a)                                  Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

(i)                                     The unanimous consent of the Members to dissolve, wind up, and liquidate the Company;

(ii)                                  A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business; or

(iii)                               At any time there are no Members.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

(b)                                 Reconstitution.  If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within an additional ninety (90) days after such determination (the “Reconstitution Period”), the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement.  Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 12.2 hereof.  If such an election is made within the Reconstitution Period, then:

(i)                                     The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in Section 12.1(a);

(ii)                                  Unless otherwise agreed to by a majority of the Members, the Certificate and this Agreement shall automatically constitute the Certificate and Agreement of such new limited liability company.  All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed, and transferred to the new limited liability company.  No bond, collateral, assumption or release of any Member’s or the Company’s liabilities shall be required; provided that the right of the Members to select successor Managers and to reconstitute and continue the Business shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

12.2                           Winding Up.

Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 12.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 12.2 and the Certificate of Cancellation has been filed in accordance with this Agreement and the Act.  The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed as promptly as possible following the occurrence of the Dissolution Event or the last day on which the Company may be reconstituted pursuant to Section 12.1(b) hereof.  The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12.9 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)                                  First, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to members under Section 18-601 or 18-604 of the Act;

(b)                                 Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Act; and

(c)                                  The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

Notwithstanding anything contained herein to the contrary, upon the dissolution and winding up of the Company, (i) if the “Solae” trademark has not been transferred to the Company in accordance with Section 2.2 hereof, the License Agreement and any sublicenses thereunder shall terminate or (ii) if the “Solae” trademark has been transferred to the Company in accordance with Section 2.2 hereof, the Company shall transfer and distribute all right, title and interest in and to the name “Solae” to DuPont and neither Central Soya nor any other Member shall have the right to use the name “Solae” or any name confusingly similar thereto; provided, however, that in either case, DuPont shall not use the name “Solae” in any soy ingredients business (other than in connection with the use of the name “Solae” by the 8th Continent Joint Venture; provided that such name is not used by the 8th Continent Joint Venture in the Business) for a period of one (1) year following such dissolution and winding up.  No Member or Manager shall receive additional compensation for any services performed pursuant to this Section 12, unless such Member or Manager is appointed by the Board of Managers to serve as Liquidator pursuant to Section 12.9.

12.3                           Compliance with Certain Requirements of Regulations; Deficit Capital Accounts.

In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b) (2) (ii) (g), distributions shall be made pursuant to this Section 12 to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1 (b) (2) (ii) (b) (2).  If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 12 may be:

(a)                                  Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 12.2 hereof, or

(b)                                 Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld amounts shall be distributed to the Members as soon as practicable.

12.4                           Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Section 12, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.  Instead, solely for federal income tax purposes, the Company shall be deemed to have distributed the Property in-kind to the Members, who shall be deemed to have taken subject to all Debts of the Company and other liabilities all in accordance with their respective Capital Accounts.  Immediately thereafter, the Members shall be deemed to have recontributed the Property in-kind to the Company, which shall be deemed to have taken subject to all such liabilities.

12.5                           Rights of Members.

Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company.  If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member or Manager.

12.6                           Notice of Dissolution/Termination.

(a)                                  In the event a Dissolution Event occurs or an event occurs that would, but for the provisions of Section 12.1, result in a dissolution of the Company, the Board of Managers shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board of Managers) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Board of Managers).

(b)                                 Upon completion of the distribution of the Company’s Property as provided in this Section 12, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

12.7                           Allocations during Period of Liquidation.

During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 12.2 hereof (the “Liquidation Period”), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

12.8                           Character of Liquidating Distributions.

All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

12.9                           The Liquidator.

(a)                                  Definition. The “Liquidator” shall mean a Person or Persons appointed by the Board of Managers to oversee the liquidation of the Company.  If the Board of Managers does not appoint a Liquidator within ten (10) Business Days after the occurrence of a Dissolution Event, the Board of Managers shall be the Liquidator.

(b)                                 Fees. The Company is authorized to pay a reasonable fee to the Liquidator (if the Liquidator is not a Member, an Affiliate of a Member or the Board of Managers) for its services performed pursuant to this Section 12 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c)                                  Indemnification.  The Company shall indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

12.10                     Form of Liquidating Distributions.

For purposes of making distributions required by Section 12.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom; provided, however, that all right, title and interest in and to the name “Solae” shall be distributed to DuPont in accordance with Section 12.2 hereof.

Section 13: Miscellaneous

13.1                           Costs.

Except as otherwise agreed to by the Members, each Member shall be solely responsible for its own transaction costs (including, but not limited to, attorney’s fees) incurred by such Member in connection with the Conversion, this Agreement and the Related Agreements.

13.2                           Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent by a nationally recognized overnight delivery service or by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by a nationally recognized overnight delivery service or by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and Managers:

(a)                                  If to the Company:

Solae Holdings LLC

1034 Danforth Drive

St. Louis, Missouri 63102

United States of America

Facsimile: (314) 982-2461

(b)                                 If to the Managers, to the addresses set forth in Exhibit B attached hereto and made a part hereof;

(c)                                  If to a Member, to the address set forth in Section 2.1 hereof.

13.3                           Binding Effect.

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

13.4                           Construction.

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.  For the avoidance of doubt, this Agreement and any ambiguity found in this Agreement shall not be construed against a party merely because such party drafted this Agreement.

13.5                           Time.

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day.  The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

13.6                           Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, broaden or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.7                           Severability.

Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.  The preceding sentence of this Section 13.7 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

13.8                           Incorporation by Reference.

Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

13.9                           Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

13.10                     Governing Law.

The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder, without regard to the conflict of law principles of such laws.

13.11                     Waiver of Jury Trial.

Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any Proceeding or counterclaim arising out of or relating to this Agreement.

13.12                     Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

13.13                     Specific Performance.

Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event.  Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled under this Agreement, at law or in equity, the nonbreaching Members shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

13.14                     Consent to Jurisdiction and Service of Process

(a)                                  Each Member and Manager, and any Persons who become a Member or Manager pursuant to the terms of this Agreement after the date hereof hereby and thereby consents to: (i) the non-exclusive jurisdiction of the courts of the State of Delaware and any U.S. District Court sitting in Wilmington, Delaware, and (ii) service of process by certified mail to the address required for notices under Section 13.2 hereof.  This Section 13.14 shall not be construed to prevent any party from bringing an action in any other jurisdiction or from serving process by any other legal means.

[Signatures follow on separate pages]

IN WITNESS WHEREOF, the parties have executed and entered into this Amended and Restated Limited Liability Company Agreement as of the day first set forth above.

E.I. du Pont de Nemours and Company

By:	/s/ E.I. DU PONT DE NEMOURS AND COMPANY

Name:

Title:

Central Soya Company, Inc.

By:	/s/ CENTRAL SOYA COMPANY, INC.

Name:

Title:

Solae Holdings LLC

By:	/s/ SOLAE HOLDINGS LLC

Name:

Title:

537967v54

Signature Page to Amended and Restated Limited
Liability Company Agreement

SCHEDULE 1

Certain Grades of Lecithins

All non-food grade soybean lecithin produced at Bunge Limited’s crushing plant in La Coruna, Spain.

All non-food grade soybean and sunflower seed lecithin produced at Bunge Limited’s crushing plant in Mannheim, Germany.

All non-food grade rapeseed lecithin produced at Bunge Limited’s crushing plants in Kruszwica, Poland, Mannheim, Germany and Bruck/Leitha, Austria.

All food-grade sunflower seed lecithin produced at Bunge Limited’s crushing plants in Martfu, Hungary (sales are limited only to the extent required to meet Bunge Limited’s obligations under the existing supply contract with Unilever; upon expiration of the Unilever contract, all food-grade sunflower seed lecithin producted at Bunge Limited’s crushing plants in Martfu, Hungary will be sold to the Company or its Affiliates).

All non-food grade sunflower seed lecithin produced at Bunge Limited’s crushing plant in Bruck/Leitha, Austria.

Also, if Bunge Limited increases its crushing capacity at any of its plants and none of the Company or its Affiliates does not exercise its right of first refusal to purchase all or any portion of the increased volume of lecithins (all types) resulting from the capacity increase, then Bunge Limited can sell such volumes.

Notwithstanding the foregoing, all sales of lecithin by Bunge Limited will be restricted exclusively to the animal feed compounding (blending) market or to industrial markets (provided that the Company or its Affiliates shall be given the right of first refusal to market the lecithin sold to industrial markets), except for the sales to Unilever.

SCHEDULE 2

Certain Services

Country	Type of Service
Argentina	Payroll, Benefits & Office lease via Pioneer Argentina
Brazil (Esteio)	Services to be provided by Gaspar
Brazil (Sao Paulo)	Services to be provided by Gaspa
South Africa	Payroll, Benefits & Office lease via DuPont South Africa
Venezuela	Payroll, Benefits & Office lease via DuPont Venezuela
Belgium	Office lease and services with Dupont/Pioneer
Bulgaria	Services of local DuPont employees
Czech Republic	Services of local DuPont employees
Egypt	Services of local DuPont employees
France	Payroll consultant (tours)
Netherlands	Service Agreement with PWC for DPT N.V. Holding Co
Netherlands	Marketing services
Poland	Marketing services
Romania	Marketing services
Russia	Marketing services
Spain	Marketing services and payroll/benefits
U.K.	Offices leases and services – Corby and Stevenage
Canada	Marketing services
Australia	Service Agreement for Payroll, Benefits, etc. With Scalzo. Office lease with another 3rd Party
China	Payroll & benefits from DCH for Beijing, Guangzhou, Luohe and Shanghai
Hong Kong	Payroll, benefits & office lease via DCH
India	Services of local DuPont employees
Indonesia	Services of local DuPont employees
Japan	Services of local DuPont employees
Korea	Services of local DuPont employees
Malaysia	Services of local DuPont employees
Philippines	Services of local DuPont employees
Singapore	Services of local DuPont employees
Taiwan	Services of local DuPont employees
Thailand	Services of local DuPont employees
Bellevue, OH	Service Agreement for Asset Maintenance
Gibson City	Service Agreement with Bunge North America for optional Energy Procurement, Hedging & Consulting Services and Tech Service

EXHIBIT A

Members

1.                                       E.I. du Pont de Nemours and Company

2.                                       Central Soya Company, Inc.

EXHIBIT B

Managers

1. J. Erik Fyrwald	DuPont
DuPont Agriculture & Nutrition
4417 Lancaster Pike
Chestnut Run Plaza 705
P.O. Box 80705
Wilmington, DE 19880-0705

2. Joseph M. Fanelli	DuPont
DuPont Agriculture & Nutrition
4417 Lancaster Pike
Chestnut Run Plaza 705
P.O. Box 80705
Wilmington, DE 19880-0705

3. Andrew J. Burke	Central Soya
Bunge Management Services, Inc.
50 Main Street 6th Floor
White Plains, NY 10606

4. Carl L. Hausmann	Central Soya
Bunge Management Services, Inc.
50 Main Street 6th Floor
White Plains, NY 10606

EXHIBIT C

Wilmington Forms Statement Package

EXHIBIT D

Prohibited Transferees

1.                                        Archer Daniels Midland Company

2.                                        Cargill, Incorporated

3.                                        Monsanto Company